
BANKAMERICA CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
================================================================================
                                                    Year Ended December 31
                                             -----------------------------------
(Dollars in millions, except per share
   information)                                 1997         1996           1995
--------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans and leases        $29,085      $26,439        $24,860
Interest and dividends on securities           3,283        2,797          3,139
Federal funds sold and securities purchased
   under agreements to resell                  1,516        1,371          1,592
Trading account securities                     2,582        2,229          1,841
Other interest income                            867          800            726
--------------------------------------------------------------------------------
     Total interest income                    37,333       33,636         32,158
--------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                      10,684        9,600         10,015
Borrowed funds                                 4,105        3,699          3,194
Trading account liabilities                      975          880          1,077
Long-term debt                                 3,137        2,503          2,083
--------------------------------------------------------------------------------
     Total interest expense                   18,901       16,682         16,369
--------------------------------------------------------------------------------
NET INTEREST INCOME                           18,432       16,954         15,789
PROVISION FOR CREDIT LOSSES                    1,904        1,645            945
--------------------------------------------------------------------------------
NET CREDIT INCOME                             16,528       15,309         14,844

GAINS ON SALES OF SECURITIES                     271          147             68

NONINTEREST INCOME
Service charges on deposit accounts            3,373        2,822          2,453
Mortgage servicing and other mortgage-
   related income                                401          340            279
Investment banking income                      1,476        1,028            797
Trading account profits and fees                 976          885            824
Brokerage income                                 355          259            248
Other nondeposit-related service fees            743          584            482
Asset management and fiduciary service fees      990          744            828
Credit card income                             1,231          899            731
Other income                                   2,211        2,043          1,490
--------------------------------------------------------------------------------
     Total noninterest income                 11,756        9,604          8,132
--------------------------------------------------------------------------------
FORECLOSED PROPERTIES EXPENSE                     20           45             63
MERGER AND RESTRUCTURING ITEMS EXPENSE           374          398              -
OTHER NONINTEREST EXPENSE
Personnel                                      8,703        7,501          7,183
Occupancy, net                                 1,576        1,476          1,352
Equipment                                      1,408        1,229          1,137
Marketing                                        655          589            544
Professional fees                                763          634            501
Amortization of intangibles                      855          544            560
Data processing                                  626          551            536
Telecommunications                               491          413            382
Other general operating                        2,039        1,953          2,014
General administrative and miscellaneous         489          416            395
--------------------------------------------------------------------------------
     Total other noninterest expense          17,605       15,306         14,604
--------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                    10,556        9,311          8,377
INCOME TAX EXPENSE                             4,014        3,498          3,230
--------------------------------------------------------------------------------
NET INCOME                                   $ 6,542      $ 5,813        $ 5,147
-------------------------------------------=====================================
NET INCOME AVAILABLE TO COMMON
   SHAREHOLDERS                              $ 6,431      $ 5,611        $ 4,896
-------------------------------------------=====================================
PER SHARE INFORMATION/1/
Earnings per common share                    $  3.71      $  3.42        $  3.03
-------------------------------------------=====================================
Diluted earnings per common share            $  3.61      $  3.36        $  2.98
-------------------------------------------=====================================
Dividends per common share                   $  1.37      $  1.20        $  1.04
-------------------------------------------=====================================
AVERAGE COMMON SHARES ISSUED
   AND OUTSTANDING (IN THOUSANDS)/1/       1,733,194    1,638,382      1,613,404
-------------------------------------------=====================================

/1/ Shares and per share information reflect a two-for-one stock split on February 27, 1997.

See accompanying notes to supplemental consolidated financial statements.


BANKAMERICA CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
================================================================================
                                                              December 31
                                                        -----------------------
(Dollars in millions)                                       1997           1996
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                               $ 28,466       $ 28,571
Time deposits placed and other short-term investments      8,363          7,695
Securities
  Held for investment, at cost (market value $4,905
     and $6,030)                                           4,822          6,249
  Available for sale                                      62,209         29,517
--------------------------------------------------------------------------------
     Total securities                                     67,031         35,766
--------------------------------------------------------------------------------
Federal funds sold and securities purchased under
  agreements to resell                                    20,200         14,406
Trading account assets                                    35,937         27,761

Loans and leases                                         341,059        316,660
Factored accounts receivable                               1,081          1,049
Allowance for credit losses                               (6,778)        (6,316)
--------------------------------------------------------------------------------
  Loans, leases and factored accounts receivable,
     net of allowance for credit losses                  335,362        311,393
--------------------------------------------------------------------------------
Premises and equipment, net                                8,123          7,672
Customers' acceptance liability                            4,891          3,935
Interest receivable                                        3,584          2,759
Unrealized gains on off-balance sheet instruments         14,824         11,190
Mortgage servicing rights                                  2,040          1,669
Goodwill                                                  13,551          6,141
Core deposit and other intangibles                         2,203          2,037
Other assets                                              26,408         16,707
--------------------------------------------------------------------------------
     TOTAL ASSETS                                       $570,983       $477,702
--------------------------------------------------------========================

LIABILITIES
Deposits in domestic offices:
  Interest-bearing                                      $202,082       $183,568
  Noninterest-bearing                                     85,815         73,174
Deposits in foreign offices:
  Interest-bearing                                        56,719         50,788
  Noninterest-bearing                                      1,681          1,570
--------------------------------------------------------------------------------
     Total deposits                                      346,297        309,100
--------------------------------------------------------------------------------
Federal funds purchased and securities sold under
  agreements to repurchase                                61,414         30,466
Trading account liabilities                               17,300         12,014
Commercial paper                                           5,925          5,849
Other short-term borrowings                               12,120         12,239
Liability to factoring clients                               591            597
Acceptances outstanding                                    4,893          3,935
Unrealized losses on off-balance sheet instruments        13,639         11,413
Accrued expenses and other liabilities                    16,755         11,290
Trust preferred securities                                 4,578          2,965
Long-term debt                                            42,887         40,041
--------------------------------------------------------------------------------
     TOTAL LIABILITIES                                   526,399        439,909
--------------------------------------------------------------------------------
     Contingent liabilities and other financial
       commitments (NOTES EIGHT AND TEN)

SHAREHOLDERS' EQUITY
Preferred stock: authorized - 100,000,000 shares;
  issued and outstanding - 10,933,884 and
  41,767,188 shares                                          708          2,413
Common stock: authorized - 5,000,000,000 shares;
  issued and outstanding - 1,722,537,672 and
  1,602,764,190 shares                                    15,140         11,419
Retained earnings                                         28,438         24,071
Other, including loan to ESOP trust                          298           (110)
--------------------------------------------------------------------------------
     TOTAL SHAREHOLDERS' EQUITY                           44,584         37,793
--------------------------------------------------------------------------------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $570,983       $477,702
--------------------------------------------------------========================

See accompanying notes to supplemental consolidated financial statements.


BANKAMERICA CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
================================================================================
                                                   Year Ended December 31
                                           -------------------------------------
(In millions)                                   1997         1996           1995
--------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                 $  6,542     $  5,813       $  5,147
Reconciliation of net income to net cash
   provided by (used in) operating
   activities
   Provision for credit losses                1,904        1,645            945
   Gains on sales of securities                (271)        (147)           (68)
   Depreciation and premises improvements
      amortization                            1,108          983            908
   Amortization of intangibles                  855          544            560
   Deferred income tax expense                1,182          965            433
   Net change in trading instruments         (3,271)      (3,506)        (8,064)
   Net (increase) decrease in interest
      receivable                               (542)         604            (92)
   Net increase (decrease) in interest
      payable                                   179         (515)           272
   Other operating activities                (6,261)      (2,506)        (3,409)
--------------------------------------------------------------------------------
   Net cash provided by (used in)
      operating activities                    1,425        3,880         (3,368)

INVESTING ACTIVITIES
Proceeds from maturities of securities
   held for investment                        1,898        3,440          8,061
Purchases of securities held for investment    (570)        (646)        (1,521)
Proceeds from sales and maturities of
   securities available for sale             44,268       40,767         38,437
Purchases of securities available for sale  (56,825)     (24,150)       (37,174)
Net (increase) decrease in federal funds
   sold and securities purchased under
   agreements to resell                      (3,531)      (2,078)         5,072
Net (increase) decrease in time deposits
   placed and other short-term investments     (857)        (512)         1,473
Purchases and net originations of loans
   and leases                               (39,348)     (30,801)       (34,626)
Proceeds from sales and securitizations
   of loans and leases                       30,936       17,947          6,598
Purchases and originations of mortgage
   servicing rights                            (419)        (654)          (688)
Purchases of factored accounts receivable    (7,919)      (7,738)        (7,856)
Collections of factored accounts receivable   7,873        7,656          7,834
Net purchases of premises and equipment        (888)      (1,183)        (1,103)
Proceeds from sales of foreclosed properties    610          694            849
Sales and acquisitions of business
   activities, net of cash                    1,289          795         (1,020)
--------------------------------------------------------------------------------
   Net cash (used in) provided by
      investing activities                  (23,483)       3,537        (15,664)

FINANCING ACTIVITIES
Net increase in deposits                      4,774          267          4,734
Net increase (decrease) in federal funds
   purchased and securities sold under
   agreements to repurchase                  26,680      (11,959)         5,314
Net (decrease) increase in other short-
   term borrowings and commercial paper      (1,440)       3,442          2,009
Proceeds from issuance of trust
   preferred securities                       1,613        2,965              -
Proceeds from issuance of long-term debt      7,823       11,199         14,481
Retirement of long-term debt                 (6,740)      (6,272)        (4,901)
Proceeds from issuance of common stock        1,892          573            722
Cash dividends paid                          (2,175)      (1,888)        (1,677)
Common stock repurchased                     (8,540)      (3,193)        (1,813)
Other financing activities                   (2,036)         (63)          (317)
--------------------------------------------------------------------------------
   Net cash provided by (used in)
      financing activities                   21,851       (4,929)        18,552
Effect of exchange rate changes on
   cash and cash equivalents                    102           22              8
--------------------------------------------------------------------------------
Net (decrease) increase in cash
   and cash equivalents                        (105)       2,510           (472)
Cash and cash equivalents on January 1       28,571       26,061         26,533
--------------------------------------------------------------------------------
   CASH AND CASH EQUIVALENTS ON
      DECEMBER 31                          $ 28,466     $ 28,571       $ 26,061
-------------------------------------------=====================================

Supplemental cash flow disclosure:
   Cash paid for interest                  $ 18,585     $ 17,113       $ 16,126
   Cash paid for income taxes                 1,760        2,456          2,303

Loans transferred to foreclosed properties amounted to $431, $569 and $701 in 1997, 1996 and 1995, respectively.

Loans securitized and retained in the securities available for sale portfolio amounted to $7,842 and $4,558 in 1997 and 1996, respectively.

The fair values of noncash assets acquired and liabilities assumed in acquisitions during 1997 were approximately $52,226 and $43,024, respectively, net of cash acquired.

See accompanying notes to supplemental consolidated financial statements.


BANKAMERICA CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
================================================================================
(Dollars in                                                                Total
millions,                          Common Stock                           Share-
shares in         Preferred      ----------------  Retained             holders'
thousands)            Stock      Shares    Amount  Earnings    Other      Equity
--------------------------------------------------------------------------------
BALANCE ON DECEMBER
   31, 1994          $3,394   1,622,704   $13,978   $16,478   $ (814)   $33,036
Net income                                            5,147               5,147
Cash dividends:
     Common                                          (1,426)             (1,426)
     Preferred                                         (251)               (251)
Common stock issued
   under dividend
   reinvestment and
   employee plans                30,862       682                 40        722
Common stock issued
   in acquisitions                6,785       221         5                 226
Common stock
   repurchased                  (74,012)   (1,813)                       (1,813)
Redemption of
   preferred stock     (197)                                               (197)
Conversion of
   preferred stock     (365)     19,441       365                             -
Net change in unrea-
   lized gains (losses)
   on securities
   available for sale
   and marketable
   equity securities,
   net of taxes                                                  852        852
Other                    (6)       (330)      (15)                20         (1)
--------------------------------------------------------------------------------
BALANCE ON DECEMBER
   31, 1995           2,826   1,605,450    13,418    19,953       98     36,295
--------------------------------------------------------------------------------
Net income                                            5,813               5,813
Cash dividends:
     Common                                          (1,686)             (1,686)
     Preferred                                         (202)               (202)
Common stock issued
   under dividend
   reinvestment and
   employee plans                18,463       536                 37        573
Stock issued in
   acquisitions          73      55,436       586       192        2        853
Common stock repur-
   chased                       (85,036)   (3,193)                       (3,193)
Redemption of
   preferred stock     (381)                                               (381)
Conversion of
   preferred stock      (98)      8,703        98                             -
Net change in
   unrealized gains
   (losses) on
   securities avail-
   able for sale and
   marketable equity
   securities, net of
   taxes                                                        (239)      (239)
Other                   (7)        (252)      (26)       1        (8)       (40)
--------------------------------------------------------------------------------
BALANCE ON DECEMBER
   31, 1996          2,413    1,602,764    11,419   24,071      (110)    37,793
--------------------------------------------------------------------------------
Net income                                           6,542                6,542
Cash dividends:
     Common                                         (2,064)              (2,064)
     Preferred                                        (111)                (111)
Common stock issued
   under dividend
   reinvestment and
   employee plans                47,431     1,888                  4      1,892
Stock issued in
   acquisitions         82      219,024    10,320                        10,402
Common stock repur-
   chased                      (150,016)   (8,540)                       (8,540)
Redemption of
   preferred stock  (1,701)                                              (1,701)
Conversion of
   preferred stock     (86)       3,859        86                             -
Net change in
   unrealized gains
   (losses) on
   securities avail-
   able for sale and
   marketable equity
   securities, net
   of taxes                                                      419        419
Other                              (524)      (33)               (15)       (48)
--------------------------------------------------------------------------------
BALANCE ON DECEMBER
   31, 1997          $ 708    1,722,538   $15,140  $28,438   $   298    $44,584
---------------------===========================================================

See accompanying notes to supplemental consolidated financial statements.

BANKAMERICA CORPORATION AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
         On September 30, 1998, BankAmerica Corporation (BankAmerica) merged with and into NationsBank Corporation (the Merger). The combined company was renamed BankAmerica Corporation (the Corporation). The transaction was accounted for as a pooling of interests. The supplemental financial statements have been restated to present the combined results of the Corporation as if the Merger had been in effect for all periods presented.
         On January 9, 1998, the Corporation completed its merger with Barnett Banks, Inc. (Barnett). The transaction was accounted for as a pooling of interests. The supplemental financial statements have been restated to present the combined results of the Corporation and Barnett as if the merger had been in effect for all periods presented.
         The Corporation is a Delaware corporation and a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended, with its principal assets being the stock of its subsidiaries. Through its banking subsidiaries and its nonbanking subsidiaries, the Corporation provides a diverse range of banking and nonbanking financial services and products throughout the U.S. and in selected international markets.

--------------------------------------------------------------------------------

NOTE ONE - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION
         The supplemental consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition. Certain prior period amounts have been reclassified to conform to current year classifications.
         Assets held in an agency or fiduciary capacity are not included in the supplemental consolidated financial statements.
         The preparation of the supplemental consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates. Significant estimates made by management are discussed in these footnotes as applicable.
         On February 27, 1997, the Corporation completed a two-for-one split of its common stock. Accordingly, the supplemental consolidated financial statements for all years presented reflect the impact of the stock split.

CASH AND CASH EQUIVALENTS
         Cash on hand, cash items in the process of collection and amounts due from correspondent banks and the Federal Reserve Bank are included in cash and cash equivalents.

SECURITIES
         Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held for investment and reported at amortized cost. All other securities, except those used in trading activities, are classified as available for sale and carried at fair value with net unrealized gains and losses included in shareholders' equity on an after-tax basis. Marketable equity securities, which are included in other assets, are carried at fair value with net unrealized gains and losses included in shareholders' equity, net of tax.
         Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

LOANS HELD FOR SALE
         Loans held for sale include residential mortgage, commercial real estate and other loans and are carried at the lower of aggregate cost or market value. Generally, such loans are originated with the intent of sale and are included in other assets.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
         Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The Corporation's policy is to obtain the use of securities purchased under agreements to resell. The market value of the underlying securities which collateralize the related receivable on agreements to resell is monitored, including accrued interest, and additional collateral is requested when deemed appropriate.

TRADING INSTRUMENTS
         Instruments utilized in trading activities include both securities and derivatives and are stated at fair value. Fair value is generally based on quoted market prices. If quoted market prices are not available, fair values are estimated based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. Gross unrealized gains and losses on trading derivative positions with the same counterparty are generally presented on a net basis for balance sheet reporting purposes where legally enforceable master netting agreements have been executed. Realized and unrealized gains and losses are recognized as trading account profits and fees.

LOANS AND LEASES
         Loans are reported at their outstanding principal balances net of any charge-offs, unamortized deferred fees and costs on originated loans and premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to income over the lives of the related loans. Discounts and premiums are amortized to income using methods that approximate the interest method.
         The Corporation provides equipment financing to its customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value of the leased property, less unearned income. Leveraged leases, which are a form of financing lease, are carried net of nonrecourse debt. Unearned income on leveraged and direct financing leases are amortized over the lease terms by methods that approximate the interest method.

ALLOWANCE FOR CREDIT LOSSES
         The allowance for credit losses is primarily available to absorb losses inherent in the loans, leases and factored accounts receivable portfolios. Credit exposures deemed to be uncollectible are charged against the allowance for credit losses. Recoveries of previously charged off amounts are credited to the allowance for credit losses.
         Individually identified impaired loans are measured based on the present value of payments expected to be received, observable market prices, or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of estimated fair value, a valuation allowance is established as a component of the allowance for credit losses.
         The Corporation's process for determining an appropriate allowance for credit losses includes management's judgment and use of estimates. The adequacy of the allowance for credit losses is reviewed regularly by management. On a quarterly basis, a comprehensive review of the adequacy of the allowance for credit losses is performed. This assessment is made in the context of historical losses as well as existing economic conditions and performance trends within specific portfolio segments and individual concentrations of credit. Additions to the allowance for credit losses are made by charges to the provision for credit losses.

NONPERFORMING LOANS
         Commercial loans and leases that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, including loans that are individually identified as being impaired, are generally classified as nonperforming loans unless well secured and in the process of collection. Loans are considered impaired when it is probable that all amounts, including principal and interest, will not be collected in accordance with contractual terms of the loan agreement. Loans whose contractual terms have been restructured in a manner which grants a concession to a
borrower   experiencing   financial difficulties are classified as nonperforming
until such time as the loan is not impaired based on the terms of the restructured agreement and the interest rate is a market rate as measured at the restructuring date. Impaired loans are included in nonperforming loans. Generally, all other loans which are past due 90 days or more as to principal or interest are classified as nonperforming regardless of collateral or collection status. Generally, interest accrued but not collected is reversed when a loan or lease is classified as nonperforming.

         Interest collections on nonperforming loans and leases for which the ultimate collectibility of principal is uncertain are applied as principal reductions. Otherwise, such collections are credited to income when received.
         Credit card loans that are 180 days past due are charged off and not classified as nonperforming. All other consumer loans and residential mortgages are generally charged off at 120 days past due or placed on nonperforming status upon repossession or the inception of foreclosure proceedings. Ordinarily, interest accrued but not collected is charged off along with the principal.

FORECLOSED PROPERTIES
         Assets are classified as foreclosed properties upon actual foreclosure or when physical possession of the collateral is taken regardless of whether foreclosure proceedings have taken place.
         Foreclosed properties are carried at the lower of the recorded amount of the loan or lease for which the property previously served as collateral, or the fair value of the property less estimated costs to sell. Prior to foreclosure, the recorded amount of the loan or lease is reduced, if necessary, to the fair value, less estimated costs to sell, of the real estate to be acquired by charging the allowance for credit losses.
         Subsequent to foreclosure, gains or losses on the sale of and losses on the periodic revaluation of foreclosed properties are credited or charged to expense. Net costs of maintaining and operating foreclosed properties are expensed as incurred.

PREMISES AND EQUIPMENT
         Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized principally using the straight-line method over the estimated useful lives of the assets.

MORTGAGE SERVICING RIGHTS
         The total cost of mortgage loans originated for sale or purchased is allocated between the cost of the loans and the mortgage servicing rights (MSRs) based on the relative fair values of the loans and the MSRs. MSRs acquired separately are capitalized at cost. During 1997, the Corporation capitalized $749 million of MSRs. The cost of the MSRs is amortized in proportion to and over the estimated period of net servicing revenues. During 1997, amortization was $303 million.
         The fair value on December 31, 1997 of capitalized MSRs approximated $2 billion. Total loans serviced approximated $216 billion on December 31, 1997, including loans serviced on behalf of the Corporation's banking subsidiaries. The predominant characteristics used as the basis for stratifying MSRs are loan type and interest rate. The MSRs strata are evaluated for impairment by estimating the fair value based on anticipated future net cash flows, taking into consideration prepayment predictions. If the carrying value of the MSRs exceeds the estimated fair value, a valuation allowance is established. Changes to the valuation allowance are charged against or credited to mortgage servicing income and fees. The valuation allowance on December 31, 1997, 1996 and 1995 and changes in the valuation allowance during 1997, 1996 and 1995 were insignificant.
         To manage risk associated with changes in prepayment rates, the Corporation uses various financial instruments including purchased options and swaps. The notional amount on December 31, 1997 was $8.7 billion and the unrealized gain on such contracts was $57 million.

SECURITIZATIONS
         The Corporation, through certain of its subsidiaries, securitizes, sells and services interests in certain home equity, installment, commercial and bank card loans. Included in other income are gains on the securitization and sale of these loans, as well as the related net servicing income. The gains from securitization of such loans include the estimated present value of future cash flows over the expected life of the securitization, discounted at a market rate at the time of sale using estimates of prepayment rates and credit loss amounts. A corresponding receivable is recorded at the time of sale and is included in other assets. The fair value of this receivable is reviewed and adjusted based on changes in market conditions and estimates. See MORTGAGE SERVICING RIGHTS for a discussion of the Corporation's mortgage servicing activity.
         For certain servicing related assets that can be settled in such a way that the Corporation could not recover substantially all of its recorded investment, the carrying value is adjusted to fair value based on changes in market conditions and estimates. The adjustment is reflected as an unrealized gain or loss in shareholders' equity, unless a decline in value is determined to be unrecoverable, at which point it is expensed.

GOODWILL AND OTHER INTANGIBLES
         Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Identified intangibles are amortized on an accelerated or straight-line basis over the period benefited. Goodwill is amortized on a straight-line basis over a period not to exceed 25 years. The recoverability of goodwill and other intangibles is evaluated if events or circumstances indicate a possible inability to realize the carrying amount. Such evaluation is based on various analyses, including undiscounted cash flow projections.

INCOME TAXES
         There are two components of income tax provision: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the applicable period. Balance sheet amounts of deferred taxes are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax liabilities or assets between periods.
         Recognition of deferred tax assets is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

RETIREMENT BENEFITS
         The Corporation has established qualified retirement plans covering full-time, salaried employees and certain part-time employees. Pension expense under these plans is charged to current operations and consists of several components of net pension cost based on various actuarial assumptions regarding future experience under the plans.
         In addition, the Corporation and its subsidiaries have established unfunded supplemental benefit plans providing any benefits that could not be paid from a qualified retirement plan because of Internal Revenue Code restrictions and supplemental executive retirement plans for selected officers of the Corporation and its subsidiaries. These plans are nonqualified and, therefore, in general, a participant's or beneficiary's claim to benefits is as a general creditor.
         The Corporation and its subsidiaries have established several postretirement medical benefit plans which are not funded.

RISK MANAGEMENT INSTRUMENTS
         Risk management instruments are utilized to modify the interest rate characteristics of related assets or liabilities or hedge against fluctuations in interest rates, currency exchange rates or other such exposures as part of the Corporation's asset and liability management process. Instruments must be designated as hedges and must be effective throughout the hedge period. To qualify as hedges, risk management instruments must be linked to specific assets or liabilities or pools of similar assets or liabilities.
         Swaps, principally interest rate, used in the asset and liability management process are accounted for on the accrual basis with revenues or expenses recognized as adjustments to income or expense on the underlying linked assets or liabilities. Risk management swaps generally are not terminated. When terminations do occur, gains or losses are recorded as adjustments to the carrying value of the underlying assets or liabilities and recognized as income or expense over the shorter of either the remaining expected lives of such underlying assets or liabilities or the remaining life of the swap. In circumstances where the underlying assets or liabilities are sold, any remaining carrying value adjustments and the cumulative change in value of any open positions are recognized immediately as a component of the gain or loss on disposition of such underlying assets or liabilities.
         Gains and losses associated with interest rate futures and forward contracts used as effective hedges of existing risk positions or anticipated transactions are deferred as an adjustment to the carrying value of the related asset or liability and recognized in income over the remaining term of the related asset or liability.
         Risk management instruments used to hedge or modify the interest rate characteristics of debt securities classified as available for sale are carried at fair value with unrealized gains or losses deferred as a component of shareholders' equity.

         To manage interest rate risk, the Corporation also uses interest rate option products, primarily caps and floors. Interest rate caps and floors are agreements where, for a fee, the purchaser obtains the right to receive interest payments when a variable interest rate moves above or below a specified cap or floor rate, respectively. Such instruments are primarily linked to long-term debt, short-term borrowings and pools of similar residential mortgages and consist mainly of purchased options. The Corporation also purchases options to protect the value of certain assets, principally MSRs, against changes in prepayment rates. Option premiums are amortized over the option life on a straight-line basis. Such contracts are designated as hedges, and gains or losses are recorded as adjustments to the carrying value of the MSRs, which are subjected to impairment valuations as described in the MSRs accounting policy.
         The Corporation also utilizes forward delivery contracts and options to reduce the interest rate risk inherent in mortgage loans held for sale and the commitments made to borrowers for mortgage loans which have not been funded. These financial instruments are considered in the Corporation's lower of cost or market valuation of its mortgage loans held for sale.
         The Corporation has made investments in a number of operations in foreign countries. Certain assets and liabilities of these operations are often denominated in foreign currencies which exposes the Corporation to foreign currency risks.
         To qualify for hedge accounting, a foreign exchange contract must reduce risk at the level of the specific transaction. Realized and unrealized gains and losses on instruments that hedge firm commitments are deferred and included in the measurement of the subsequent transaction; however, losses are deferred only to the extent of expected gains on the future commitment. Realized and unrealized gains and losses on instruments that hedge net foreign capital exposure are recorded in shareholders' equity as foreign currency translation adjustments.

EARNINGS PER COMMON SHARE
         Earnings per common share for all periods presented is computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares issued and outstanding. Diluted earnings per common share is computed by dividing net income available to common shareholders, adjusted for the effect of assumed conversions, by the weighted average number of common shares issued and outstanding and dilutive potential common shares, which include convertible preferred stock and stock options. Dilutive potential common shares are calculated using the treasury stock method.

FOREIGN CURRENCY TRANSLATION
         Assets, liabilities, and operations of foreign branches and subsidi-aries are recorded based on the functional currency of each entity. For the majority of the foreign operations, the functional currency is the local currency, in which case the assets, liabilities, and operations are translated, for consolidation purposes, at current exchange rates from the local currency to the reporting currency, the U.S. dollar. The resulting gains or losses are reported as a component of "Other" within shareholders' equity on a net-of-tax basis. When the foreign entity is not a free-standing operation or is in a hyperinflationary economy, the functional currency used to measure the financial statements of a foreign entity is the U.S. dollar. In these instances, the resulting gains and losses are included in income.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
         In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130) and No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 establishes standards for the reporting and displaying of comprehensive income and its components in financial statements. SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise," and specifies new disclosure requirements for operating segment financial information. In February 1998, Statement of Financial Accounting
Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS 132) was issued. SFAS 132 revises and standardizes employers' disclosures about pension and other postretirement benefit plans. These standards are effective for fiscal years beginning after December 15, 1997. The Corporation adopted the provisions of these standards during the first quarter of 1998.
         During the second quarter of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This standard requires the Corporation to recognize all derivatives as either assets or liabilities in its financial statements and measure such instruments at their fair values. Hedging activities must be redesignated and documented pursuant to the provisions of the statement. This statement becomes effective for all fiscal quarters of fiscal years beginning after June 15, 1999. At this time, the Corporation is still assessing the impact of SFAS 133 on its financial condition and results of operations.
         In October 1998, Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" (SFAS 134), was issued. SFAS 134 provides guidance for mortgage banking firms on how to account for interests retained after securitizing mortgage loans previously held for sale. SFAS 134 is effective for fiscal quarters beginning after December 15, 1998. The Corporation does not expect the adoption of this standard to have a material impact on its results of operations or financial condition.

--------------------------------------------------------------------------------

NOTE TWO - MERGER-RELATED ACTIVITY
         On September 30, 1998, the Corporation completed its Merger with BankAmerica, a multi-bank holding company headquartered in San Francisco, California. Prior to the Merger, BankAmerica provided banking and various other financial services throughout the U.S. and in selected international markets to consumers and business customers, including corporations, governments and other institutions. As a result of the Merger, each outstanding share of BankAmerica common stock was converted into 1.1316 shares of the Corporation's common stock, resulting in the net issuance of approximately 779 million shares of the Corporation's common stock to the former BankAmerica shareholders. Each share of NationsBank common stock continued as one share in the new company's common stock. In addition, approximately 88 million options to purchase the Corpora-tion's common stock were issued to convert similar stock options granted to certain BankAmerica employees. This transaction was accounted for as a pooling of interests. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of NationsBank and BankAmerica have been combined and reflected at their historical amounts. NationsBank's total assets, total deposits and total shareholders' equity on the date of the Merger were approximately $331.9 billion, $166.8 billion and $27.7 billion, respectively. BankAmerica's total assets, total deposits and total shareholders' equity on the date of the Merger amounted to approximately $263.4 billion, $179.0 billion and $19.6 billion, respectively.
         In compliance with certain requirements of the Federal Reserve Board, the Department of Justice and certain New Mexico authorities in connection with the Merger, the Corporation has entered into an agreement to divest certain branches of Bank of America National Trust and Savings Association (Bank of America NT&SA) with loans and deposits aggregating approximately $167 million and $500 million, respectively, in various markets in New Mexico. These transactions are expected to be completed in the fourth quarter of 1998.
         In connection with the Merger, the Corporation recorded pre-tax merger and restructuring items during the third quarter of 1998 of approximately $725 million ($519 million after-tax), which consisted of approximately $390 million primarily in severance and change in control and other employee related items, $95 million of conversion and related costs and occupancy and equipment expenses (primarily signage write-off and customer communication), $110 million of exit and related costs and $130 million of other merger costs (including legal and investment banking fees). The Corporation anticipates recording additional merger and restructuring items during the fourth quarter of 1998 and in 1999.
         On January 9, 1998, the Corporation completed its merger with Barnett, a multi-bank holding company headquartered in Jacksonville, Florida (the Barnett merger). Barnett's total assets, total deposits and total shareholders' equity on the date of the merger were approximately $46.0 billion, $35.4 billion and $3.4 billion, respectively. As a result of the Barnett merger, each outstanding share of Barnett common stock was converted into 1.1875 shares of the Corporation's common stock, resulting in the net issuance of approximately
233 million common shares to the former Barnett shareholders. In addition, approximately 11 million options to purchase the Corporation's common stock were issued to convert similar stock options granted to certain Barnett employees. This transaction was also accounted for as a pooling of interests.
         In connection with the Barnett merger, the Corporation incurred pre-tax merger and restructuring items during the first quarter of 1998 of approximately $900 million ($642 million after-tax), which consisted of approximately $375 million primarily in severance and change in control payments, $300 million of conversion and related costs and occupancy and equipment expenses (primarily lease exit costs and the elimination of duplicate facilities and other capitalized assets), $125 million of exit costs related to contract terminations and $100 million of other Barnett merger costs (including legal and investment banking fees).

         The merger-related charge of $118 million recorded in 1996 was due to the Corporation's acquisition of Bank South. The charge consisted of severance costs, facilities consolidations and branch closures, cancellations of contractual obligations and other merger-related expenses.
         BankAmerica recorded a pre-tax restructuring charge of $280 million in 1996 as a result of decisions to implement a number of restructurings of its business activities. The charge covered approximately $196 million for severance payments, $72 million for occupancy expense, primarily reflecting the planned closure of 120 branches, and $12 million for other costs.
         On October 1, 1997, the Corporation completed the acquisition of Montgomery Securities (Montgomery), an investment banking and institutional brokerage firm headquartered in San Francisco, California. The purchase price consisted of $840 million in cash and approximately 5.3 million unregistered shares of the Corporation's common stock for an aggregate amount of approximately $1.1 billion. Montgomery had 1996 revenues of approximately $600 million and assets of approximately $3.0 billion on the date of acquisition. The Corporation accounted for this acquisition as a purchase.
         On October 1, 1997, the Corporation also acquired Robertson, Stephens & Company Group, L.L.C. (Robertson Stephens), a San Francisco-based investment banking and investment management firm. The acquisition involved a cash transaction consisting of an initial payment of $245 million to the equity-owning partners of Robertson Stephens, up to $225 million of compensation over a three-year period to certain Robertson Stephens equity owning partners, subject to continued employment, and up to $70 million to be distributed from a cash retention pool as compensation in the form of awards vesting over a four-year period. The acquisition was accounted for by the purchase method of accounting. In May 1998, BankAmerica announced that it had reached an agreement to sell the investment banking operations of Robertson Stephens. On August 24, 1998, the agreement received federal regulatory approval and on August 31, 1998, the sale of the investment banking operations of Robertson Stephens was completed. The Corporation has also announced its intention to sell the Robertson Stephens' investment management operations.
         On January 7, 1997, the Corporation completed the acquisition of Boatmen's Bancshares, Inc. (Boatmen's), headquartered in St. Louis, Missouri, resulting in the issuance of approximately 195 million shares of the Corporation's common stock valued at $9.4 billion on the date of the acquisition and aggregate cash payments of $371 million to Boatmen's shareholders. On the date of the acquisition, Boatmen's total assets and total deposits were approximately $41.2 billion and $32.0 billion, respectively. The Corporation accounted for this acquisition as a purchase.
         The following table presents condensed pro forma consolidated results of operations for the year ended December 31, 1996 as if the acquisition of Boatmen's had occurred on January 1, 1996. This information combines the historical results of operations of the Corporation and Boatmen's after the effect of purchase accounting adjustments. The cash portion of the purchase price is 35 percent, which reflects the actual cash election of 4 percent paid at closing plus share repurchases completed prior to the initiation of the Barnett merger. The pro forma information does not purport to be indicative of the results that would have been obtained if the operations had actually been combined during the periods presented and is not necessarily indicative of operating results to be expected in future periods.


                   UNAUDITED PRO FORMA RESULTS OF OPERATIONS

           (Dollars in millions, except per share
           information)                                        1996
           --------------------------------------------------------
            Net interest income                             $18,213
            Net income                                        5,837
            Net income available to common shareholders       5,628
            Earnings per common share                          3.44
            Diluted earnings per common share                  3.37

         On June 1, 1997, the branching provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 took effect, allowing banking companies to consolidate their subsidiary bank operations across state lines. On December 31, 1997, the Corporation operated its banking activities primarily under nine charters: NationsBank, N.A., Bank of America, NT&SA, NationsBank of Texas, N.A., Bank of America Texas, N.A., Barnett Bank, N.A., Bank of America Community Development Bank, Bank of America, FSB, and Bank of America National Association and NationsBank of Delaware, N.A. (which, together with Bank of America National Association, operates the Corporation's credit card business). On May 6, 1998, the Corporation completed the merger of NationsBank of Texas, N.A. with and into NationsBank, N.A., and on October 8, 1998, the Corporation completed the merger of Barnett Bank, N.A. with and into NationsBank, N.A. The Corporation expects to continue the consolidation of other banking subsidiaries throughout 1998 and 1999.
         In 1996, the Corporation completed the initial public offering (IPO) of
16.1 million shares of Class A Common Stock of BA Merchant Services Inc. (ticker symbol "BPI" on the New York Stock Exchange), a subsidiary of the Corporation. On October 22, 1998, the Corporation announced the potential acquisition of outstanding shares of Class A Common Stock of BA Merchant Services Inc. The currently proposed cash price is $15.50 per share. The target date for complet-ing the transaction is the first half of 1999.

--------------------------------------------------------------------------------

NOTE THREE - SECURITIES

         The amortized costs and fair values of securities held for investment and securities available for sale on December 31 were:


                                               Gross            Gross
                          Amortized       Unrealized       Unrealized       Fair
(In millions)                  Cost            Gains           Losses      Value
--------------------------------------------------------------------------------
SECURITIES HELD FOR
   INVESTMENT
1997
U.S. Treasury securities
   and agency debentures     $   516            $  1             $  1    $   516
Foreign sovereign
   securities                  1,448              61               39      1,470
Mortgage-backed
   securities                  2,408              43                3      2,448
Other taxable securities          56               9                4         61
--------------------------------------------------------------------------------
   Total taxable               4,428             114               47      4,495
Tax-exempt securities            394              17                1        410
--------------------------------------------------------------------------------
   TOTAL                     $ 4,822            $131             $ 48    $ 4,905
-----------------------------===================================================
1996
U.S. Treasury securities
   and agency debentures     $   880            $  -             $  3    $   877
Foreign sovereign
   securities                  1,525              15              285      1,255
Mortgage-backed
   securities                  3,264              34               19      3,279
Other taxable securities          64              25                -         89
--------------------------------------------------------------------------------
   Total taxable               5,733              74              307      5,500
Tax-exempt securities            516              18                4        530
--------------------------------------------------------------------------------
   TOTAL                     $ 6,249            $ 92             $311    $ 6,030
-----------------------------===================================================
1995
U.S. Treasury securities
   and agency debentures     $ 2,375            $  7             $ 10    $ 2,372
Foreign sovereign
   securities                  1,204               -              377        827
Mortgage-backed
   securities                  4,364              53               10      4,407
Other taxable securities         478              15               20        473
--------------------------------------------------------------------------------
   Total taxable               8,421              75              417      8,079
Tax-exempt securities            868              38                5        901
--------------------------------------------------------------------------------
   TOTAL                     $ 9,289            $113             $422    $ 8,980
-----------------------------===================================================


                                               Gross            Gross
                           Amortized      Unrealized       Unrealized       Fair
(In millions)                   Cost           Gains           Losses      Value
--------------------------------------------------------------------------------
SECURITIES AVAILABLE
   FOR SALE
1997
U.S. Treasury securities
   and agency debentures     $10,614            $268             $  6    $10,876
Foreign sovereign
   securities                 10,797              43               96     10,744
Mortgage-backed
   securities                 36,256             363               30     36,589
Other taxable securities       2,271              13                3      2,281
--------------------------------------------------------------------------------
   Total taxable              59,938             687              135     60,490
Tax-exempt securities          1,661              58                -      1,719
--------------------------------------------------------------------------------
   TOTAL                     $61,599            $745             $135    $62,209
-----------------------------===================================================
1996
U.S. Treasury securities
   and agency debentures     $ 5,298            $ 61             $ 46    $ 5,313
Foreign sovereign
   securities                  4,129              52              153      4,028
Mortgage-backed securities    17,256              95               88     17,263
Other taxable securities       2,150               8               10      2,148
--------------------------------------------------------------------------------
   Total taxable              28,833             216              297     28,752
Tax-exempt securities            746              21                2        765
--------------------------------------------------------------------------------
   TOTAL                     $29,579            $237             $299    $29,517
-----------------------------===================================================
1995
U.S. Treasury securities
   and agency debentures     $21,302            $482             $ 22    $21,762
Foreign sovereign
   securities                  3,884              39              265      3,658
Mortgage-backed securities     8,297             109               27      8,379
Other taxable securities       2,575             162                1      2,736
--------------------------------------------------------------------------------
   Total taxable              36,058             792              315     36,535
Tax-exempt securities             54               2                -         56
--------------------------------------------------------------------------------
   TOTAL                     $36,112            $794             $315    $36,591
-----------------------------===================================================

         The expected maturity distribution and yields (computed on a taxable-equivalent basis) of the Corporation's securities portfolio on December 31, 1997 are summarized on the next page. Actual maturities may differ from contractual maturities or maturities shown on the next page since borrowers may have the right to prepay obligations with or without prepayment penalties.


                                                    Due after 1      Due after 5
                                  Due in 1 year      through 5       through 10        Due after
(Dollars in millions)                or less           years            years          10 years           Total
-------------------------------------------------------------------------------------------------------------------
                                  Amount  Yield    Amount Yield    Amount  Yield     Amount  Yield    Amount  Yield
                                 ----------------------------------------------------------------------------------
AMORTIZED COST OF SECURITIES
   HELD FOR INVESTMENT
   U.S. Treasury securities
     and agency debentures        $  116   4.95%  $   399  5.86%  $     -     -%    $     1  4.47%   $   516  5.66%
   Foreign sovereign securities      251   7.14       115  7.92        56  8.87       1,026  4.01      1,448  5.05
   Mortgage-backed securities        313   5.97       279  6.99       699  7.62       1,117  7.48      2,408  7.27
   Other taxable securities            8   8.24        46  7.76         -     -           2  6.56         56  7.76
-------------------------------------------------------------------------------------------------------------------
     Total taxable                   688   6.25       839  6.62       755  7.71       2,146  5.82      4,428  6.36
   Tax-exempt securities              57   7.22       127  6.50        97  5.99         113  5.90        394  6.31
-------------------------------------------------------------------------------------------------------------------
     TOTAL                        $  745   6.33%  $   966  6.61%  $   852  7.52%    $ 2,259  5.82%   $ 4,822  6.36%
----------------------------------=================================================================================
FAIR VALUE OF SECURITIES
   HELD FOR INVESTMENT            $  744          $   976         $   878           $ 2,307          $ 4,905
----------------------------------=================================================================================
FAIR VALUE OF SECURITIES
   AVAILABLE FOR SALE
   U.S. Treasury securities
     and agency debentures        $  854   5.73%  $ 5,008  6.02%  $ 4,606  6.06%    $   408  7.25%   $10,876  6.05%
   Foreign sovereign securities    3,302   7.91     4,721  4.97       829  5.79       1,892  6.28     10,744  6.17
   Mortgage-backed securities        432   5.63    12,663  7.26    16,464  6.83       7,030  7.09     36,589  7.02
   Other taxable securities          777   6.74       514 12.44       337  6.83         653  5.76      2,281  7.76
-------------------------------------------------------------------------------------------------------------------
     Total taxable                 5,365   7.21    22,906  6.63    22,236  6.63       9,983  6.86     60,490  6.71
   Tax-exempt securities             120   7.51       311  7.21       439  7.77         849  8.24      1,719  7.87
-------------------------------------------------------------------------------------------------------------------
     TOTAL                        $5,485   7.22%  $23,217  6.64%  $22,675  6.66%    $10,832  6.96%   $62,209  6.75%
----------------------------------=================================================================================
AMORTIZED COST OF SECURITIES
   AVAILABLE FOR SALE             $5,429          $23,005         $22,404           $10,761          $61,599
----------------------------------=================================================================================

         The components of gains and losses on sales of securities available for sale for the years ended December 31 were:


     (In millions)                             1997        1996       1995
     ----------------------------------------------------------------------
     Gross gains on sales of securities        $289        $310        $348
     Gross losses on sales of securities         18         163         280
     ----------------------------------------------------------------------
        NET GAINS ON SALES OF SECURITIES       $271        $147        $ 68
     ------------------------------------------============================

         There were no sales of securities held for investment in 1997, 1996 or 1995.
         Excluding securities issued by the U.S. government and its agencies and corporations, there were no investments in securities from one issuer that exceeded 10 percent of supplemental consolidated shareholders' equity on December 31, 1997 or 1996.
         The income tax expense attributable to realized net gains on securities sales was $101 million, $54 million and $25 million in 1997, 1996 and 1995, respectively.
         Securities are pledged or assigned to secure borrowed funds, government and trust deposits and for other purposes. The carrying value of pledged securities was $57.3 billion and $27.2 billion on December 31, 1997 and 1996, respectively.
         On December 31, 1997, the valuation allowance for securities available for sale, marketable equity securities and certain servicing assets increased shareholders' equity by $545 million, primarily reflecting $610 million of pre-tax appreciation on securities available for sale and $220 million of pre-tax appreciation on marketable equity securities.

NOTE FOUR - TRADING ACCOUNT ASSETS AND LIABILITIES

         The fair values of the components of trading account assets and liabilities on December 31 and the average fair values for the years ended December 31 were:


                                                               Average Balances
                                                            --------------------
(In millions)                        1997         1996         1997         1996
--------------------------------------------------------------------------------
SECURITIES OWNED
   U.S. Treasury securities       $10,537      $ 8,317      $12,625      $15,431
   Securities of other U.S.
      Government agencies and
      corporations                  2,392        2,777        2,473        2,544
   Certificates of deposit,
      bankers' acceptances and
      commercial paper              1,867        1,638        2,240        1,697
   Corporate debt                   3,439        2,858        2,703        2,063
   Foreign sovereign debt          12,650       10,240       14,102        8,069
   Mortgage-backed securities       3,277          847        2,324          568
   Other securities                 1,775        1,084        1,440        1,381
--------------------------------------------------------------------------------
     TOTAL TRADING ACCOUNT ASSETS $35,937      $27,761      $37,907      $31,753
----------------------------------==============================================
SHORT SALES
   U.S. Treasury securities       $13,087      $10,195      $12,034      $11,603
   Corporate debt                     217          470          276          564
   Foreign sovereign debt           2,983        1,050        2,148        1,181
   Other securities                 1,013          299          580          295
--------------------------------------------------------------------------------
     TOTAL TRADING ACCOUNT
        LIABILITIES               $17,300      $12,014      $15,038      $13,643
----------------------------------==============================================

         The net change in the unrealized gain or loss on trading securities held on December 31, 1997 and 1996 was included in trading account profits and fees and amounted to a loss of $143 million for 1997 and a gain of $80 million for 1996.
         Foreign exchange contract and securities trading activities generated most of the Corporation's trading account profits and fees.
         Derivatives-dealer assets and liabilities are reported as unrealized gains on off-balance sheet instruments and unrealized losses on off-balance sheet instruments, respectively. See NOTE NINE for additional information on derivatives-dealer positions, including credit risk.
         The average fair values of derivative-dealer assets on December 31, 1997 and 1996 was $12,563 million and $11,749 million, respectively. The average fair values of derivative-dealer liabilities on December 31, 1997 and 1996 was $11,503 million and $10,596 million, respectively.

NOTE FIVE - LOANS, LEASES AND FACTORED ACCOUNTS RECEIVABLE

         Loans, leases and factored accounts receivable on December 31 were:


                                       DECEMBER 31, 1997       December 31, 1996
                                       -----------------       -----------------
(In millions)                          Amount   Percent        Amount   Percent
--------------------------------------------------------------------------------
Commercial-domestic                  $121,382      35.5%     $104,687      33.0%
Commercial-foreign                     30,080       8.8        26,781       8.4
Commercial real estate-domestic        28,567       8.3        25,881       8.1
Commercial real estate-foreign            324       0.1           356       0.1
--------------------------------------------------------------------------------
     Total commercial                 180,353      52.7       157,705      49.6
Residential mortgage                   71,540      20.9        80,400      25.3
Home equity lines                      16,536       4.8        12,541       4.0
Bankcard                               14,908       4.4        16,561       5.2
Direct/indirect consumer               40,058      11.7        33,353      10.5
Consumer finance                       14,566       4.3        13,081       4.1
Foreign consumer                        3,098       0.9         3,019       1.0
--------------------------------------------------------------------------------
     Total consumer                   160,706      47.0       158,955      50.0
--------------------------------------------------------------------------------
Factored accounts receivable            1,081       0.3         1,049       0.3
--------------------------------------------------------------------------------
     TOTAL LOANS, LEASES AND FACTORED
        ACCOUNTS RECEIVABLE          $342,140     100.0%     $317,709     100.0%
-------------------------------------===========================================

         Transactions in the allowance for credit losses were:


(In millions)                                    1997         1996         1995
--------------------------------------------------------------------------------
Balance on January 1                          $ 6,316      $ 6,222      $ 6,377
--------------------------------------------------------------------------------
Loans, leases and factored accounts
   receivable charged off                      (2,603)      (2,369)      (1,819)
Recoveries of loans, leases and factored
   accounts receivable previously charged
   off                                            751          702          688
--------------------------------------------------------------------------------
     Net charge-offs                           (1,852)      (1,667)      (1,131)
Provision for credit losses                     1,904        1,645          945
Allowance applicable to loans of purchased
   companies and other                            410          116           31
--------------------------------------------------------------------------------
   BALANCE ON DECEMBER 31                     $ 6,778      $ 6,316      $ 6,222
----------------------------------------------==================================

         The following table presents the recorded investment in loans that were considered to be impaired, all of which were classified as nonperforming, on December 31:


(In millions)                                                 1997         1996
--------------------------------------------------------------------------------
Commercial-domestic                                         $  538       $  664
Commercial-foreign                                             158          110
Commercial real estate-domestic                                327          491
Commercial real estate-foreign                                   1            2
--------------------------------------------------------------------------------
   TOTAL COMMERCIAL                                         $1,024       $1,267
------------------------------------------------------------====================

         The average recorded investment in certain impaired loans for the years ended December 31, 1997, 1996 and 1995 was approximately $1.4 billion, $1.8 billion and $2.1 billion, respectively. As of December 31, 1997 and 1996, the recorded investment on impaired loans requiring an allowance for credit losses was $885 million and $798 million, and the related allowance for credit losses was $145 million and $157 million, respectively. For the years ended December 31, 1997, 1996 and 1995, interest income recognized on impaired loans totaled $80 million, $83 million and $114 million, respectively, all of which was recognized on a cash basis.

         On December 31, 1997, 1996 and 1995, nonperforming loans, including certain loans which are considered impaired, totaled $2.1 billion, $2.2 billion and $2.8 billion, respectively.
         The net amount of interest recorded during each year on loans that were classified as nonperforming or restructured on December 31, 1997, 1996 and 1995 was $130 million, $130 million and $135 million, respectively. If these loans had been accruing interest at their originally contracted rates, related income would have been $349 million, $388 million and $457 million in 1997, 1996 and 1995, respectively.
         Foreclosed properties amounted to $309 million, $511 million and $675 million on December 31, 1997, 1996 and 1995, respectively. The cost of carrying foreclosed properties amounted to $26 million, $35 million and $51 million in 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------

NOTE SIX - DEPOSITS

         On December 31, 1997, the Corporation had domestic certificates of deposit of $100 thousand or greater totaling $23.6 billion, with $11.8 billion maturing within three months, $4.5 billion maturing within three to six months, $3.7 billion maturing within six to twelve months and $3.6 billion maturing after twelve months. Additionally, on December 31, 1997, the Corporation had other domestic time deposits of $100 thousand or greater totaling $607 million, with $139 million maturing within three months, $41 million maturing within three to six months, $78 million maturing within six to twelve months and $349 million maturing after twelve months. Foreign office certificates of deposit and other time deposits of $100 thousand or greater totaled $48.7 billion and $35.8 billion on December 31, 1997 and 1996, respectively.

--------------------------------------------------------------------------------

NOTE SEVEN - SHORT-TERM BORROWINGS AND LONG-TERM DEBT

         NationsBank, N.A. maintains a program to offer up to $25.0 billion of bank notes from time to time with fixed or floating rates and maturities from
7 days or more from date of issue. Prior to the merger of NationsBank of Texas, N.A. with and into NationsBank, N.A. on May 6, 1998, NationsBank, N.A. and NationsBank of Texas, N.A. maintained a similar program to offer up to $9.0 billion of bank notes with maturities from 30 days to 15 years from date of issue. On December 31, 1997 and 1996, there were short-term bank notes outstand-ing of $304 million and $872 million, respectively. In addition, there were bank notes outstanding on December 31, 1997 and 1996 totaling $5.1 billion and $3.5 billion, respectively, which were classified as long-term debt.
         Bank of America NT&SA and Bank of America National Association maintain a program to offer up to $12.0 billion of bank notes from time to time with fixed or floating rates and maturities from 30 days to 15 years from date of issue. On December 31, 1997 and 1996, there were short-term bank notes outstanding of $4.3 billion and $6.5 billion, respectively. In addition, there were medium-term bank notes outstanding on December 31, 1996 totaling $215 million which was classified as long-term debt.
         At December 31, 1997, the Corporation had two fully committed commercial paper back-up facilities aggregating $1.4 billion. Of this amount, $957 million expires in October 1998 and $479 million expires in October 2002. In addition, the Corporation had a $1.6 billion long-term line of credit that expires in May 2001. Effective January 9, 1998, one of the Corporation's commercial paper back-up lines of credit totaling $760 million, which was assumed with the Barnett merger, was canceled. As of September 30, 1998 there were no amounts outstanding under such credit facilities.

The contractual maturities of long-term debt on December 31 were:

                                                1997                      1996
                         -----------------------------------------   -----------
                             Various         Various
                          Fixed-Rate   Floating-Rate
                                Debt            Debt        Amount        Amount
(In millions)            Obligations     Obligations   Outstanding   Outstanding
--------------------------------------------------------------------------------
PARENT COMPANY
   Senior debt
     Due in 1997             $     -         $     -       $     -       $ 2,593
     Due in 1998               1,244           1,548         2,792         2,217
     Due in 1999                 341           2,040         2,381         3,285
     Due in 2000                 488           2,698         3,186         3,162
     Due in 2001               1,217           2,035         3,252         3,252
     Due in 2002                 129           2,161         2,290         1,584
     Thereafter                  827           2,133         2,960         2,014
--------------------------------------------------------------------------------
                               4,246          12,615        16,861        18,107
--------------------------------------------------------------------------------
   Subordinated debt
     Due in 1997                   -               -             -            75
     Due in 1998                  52               -            52            53
     Due in 1999                 584              99           683           685
     Due in 2000                 417               -           417           419
     Due in 2001               1,325              30         1,355         1,211
     Due in 2002               2,187              26         2,213         2,209
     Thereafter                8,152           1,598         9,750         8,289
--------------------------------------------------------------------------------
                              12,717           1,753        14,470        12,941
--------------------------------------------------------------------------------
     Total parent company
        long-term debt        16,963          14,368        31,331        31,048
--------------------------------------------------------------------------------

BANKING AND NONBANKING
   SUBSIDIARIES
   Senior debt
     Due in 1997                   -               -             -         1,317
     Due in 1998                 883           3,019         3,902         3,099
     Due in 1999                 102           1,410         1,512           224
     Due in 2000                 354           3,011         3,365         2,012
     Due in 2001                 178             277           455           767
     Due in 2002                 159             284           443            35
     Thereafter                  153             219           372           413
--------------------------------------------------------------------------------
                               1,829           8,220        10,049         7,867
--------------------------------------------------------------------------------
   Subordinated debt
     Due in 1997                   -               -             -            24
     Due in 1998                  10               -            10            10
     Due in 1999                  11               -            11            11
     Due in 2000                  12               -            12            12
     Due in 2001                 308               -           308           311
     Thereafter                  400               8           408           409
--------------------------------------------------------------------------------
                                 741               8           749           777
--------------------------------------------------------------------------------
     Total banking and
     nonbanking subsi-
     diaries long-term
     debt                      2,570           8,228        10,798         8,644
--------------------------------------------------------------------------------
                             $19,533         $22,596        42,129        39,692
--------------------------------------------------------------------------------
   Notes payable to
   finance the pur-
   chase of leased
   vehicles                                                    625             -

   Obligations under
   capital leases                                              133           349
--------------------------------------------------------------------------------
       TOTAL LONG-
       TERM DEBT                                           $42,887       $40,041
-----------------------------------------------------------=====================

         The Corporation's floating-rate long-term debt of $22.6 billion at December 31, 1997 matures at various dates through 2003. The majority of the floating rates are based on three- and six-month London InterBank Offer Rates (LIBOR). At December 31, 1997, the interest rates on floating-rate long-term debt ranged from 5.70% to 7.91%. These obligations were denominated primarily in U.S. dollars.
         As part of its interest rate risk management activities, the Corporation enters into interest rate contracts for certain long-term debt issuances. Through the use of interest rate swaps, $6.2 billion of fixed-rate debt with rates ranging from 5.55 percent to 11.50 percent have been effectively converted to floating rates primarily at spreads over LIBOR.

         Through the use of interest rate options, the Corporation has the right to purchase interest rate caps to hedge its risk on floating-rate debt against a rise in interest rates. At December 31, 1997, the interest rate options had a notional amount of approximately $2.7 billion. In addition, the Corporation has entered into other interest rate contracts, primarily futures, with notional amounts of approximately $1.0 billion at December 31, 1997 to reduce the interest rate risk by shortening the repricing profile on floating-rate debt that reprices within one year.
         On December 31, 1997, including the effects of interest rate contracts for certain long-term debt issuances, the weighted average effective interest rates for total long-term debt, total fixed-rate debt and total floating-rate debt (based on the rates in effect on December 31, 1997) were 6.69 percent, 7.50 percent and 6.00 percent, respectively. These obligations were denominated primarily in U.S. dollars.
         As described below, certain debt obligations outstanding on December 31, 1997 may be redeemed prior to maturity at the option of the Corporation:

                                                                Amount
                                                           Outstanding
               Year Redeemable    Year of Maturities     (In millions)
          ------------------------------------------------------------
          Currently redeemable                  2002           $    28
                          1998                  2000             1,487
                   1999 - 2000           2001 - 2011             2,266
                   2001 - 2005           2003 - 2024               655

         Main Place Real Estate Investment Trust (MPREIT), a limited purpose subsidiary of NationsBank, N.A., had $4.0 billion of mortgage-backed bonds outstanding on December 31, 1997. Of this amount, $1.0 billion was issued during March 1997. MPREIT had outstanding mortgage loans of $16.6 billion on December 31, 1997, of which $6.0 billion served as collateral for the outstanding mortgage-backed bonds.
         Under its Euro medium-term note programs, the Corporation may offer up to $14.5 billion of senior or subordinated notes exclusively to non-United States residents. The notes bear interest at fixed or floating rates and may be denominated in U.S. dollars or foreign currencies. The Corporation uses foreign currency contracts to convert certain foreign-denominated debt into U.S. dollars. On December 31, 1997, $5.7 billion of notes were outstanding under these programs.
         Since October 1996, the Corporation  formed twelve wholly owned grantor
trusts  (NationsBank   Capital  Trusts  I,  II, III  and  IV,  BankAmerica
Institutional Capital A and B, BankAmerica Capital I, II and III, and Barnett Capital I, II and III) to issue preferred securities and to invest the proceeds of such preferred securities into notes of the Corporation. Certain of the preferred securities were issued at a discount. Such preferred securities may be redeemed prior to maturity at the option of the Corporation. The sole assets of each of the grantor trusts are the Junior Subordinated Deferrable Interest Notes of the Corporation (the Notes) held by such grantor trusts. Such securities qualify as Tier 1 Capital for regulatory purposes.
         Payment of periodic cash distributions and payment upon liquidation or redemption with respect to preferred securities are guaranteed by the Corpora-tion to the extent of funds held by the grantor trusts (the Preferred Securities Guarantee). The Preferred Securities Guarantee, when taken together with the Corporation's other obligations including its obligations under the Notes, will constitute a full and unconditional guarantee, on a subordinated basis, by the Corporation of payments due on the preferred securities.

         The terms of the preferred securities are summarized as follows:

                                  Aggregate
                          Face    Principal
                        Amount    Amount of    Interest
(Dollars in millions)   Issued    The Notes        Rate   Redeemable    Maturity
--------------------------------------------------------------------------------
NATIONSBANK

   Capital Trust I
   (Issued Dec. 1996)   $  600       $  619       7.84%    Dec. 2001   Dec. 2026

   Capital Trust II
   (Issued Dec. 1996)      365          376       7.83     Dec. 2006   Dec. 2026

   Capital Trust III       500          516      3-mo.     Jan. 2007   Jan. 2027
   (Issued Feb. 1997)                            LIBOR
                                               +55 bps
   Capital Trust IV
   (Issued Apr. 1997)      500          516       8.25     Apr. 2007   Apr. 2027

BANKAMERICA

   Institutional Capital
   A (Issued Nov. 1996)    450          464       8.07     Dec. 2006   Dec. 2026

   Institutional Capital
   B (Issued Nov. 1996)    300          309       7.70     Dec. 2006   Dec. 2026

   Capital I
   (Issued Dec. 1996)      300          309       7.75     Dec. 2001   Dec. 2026

   Capital II
   (Issued Dec. 1996)      450          464       8.00     Dec. 2006   Dec. 2026

   Capital III             400          412      3-mo.     Jan. 2002   Jan. 2027
   (Issued Jan. 1997)                            LIBOR
                                               +57 bps
BARNETT

   Capital I
   (Issued Nov. 1996)      300          309       8.06     Dec. 2006   Dec. 2026

   Capital II
   (Issued Dec. 1996)      200          206       7.95     Dec. 2006   Dec. 2026

   Capital III             250          258      3-mo.     Feb. 2007   Feb. 2027
   (Issued Jan. 1997)                            LIBOR
                                             +62.5 bps
--------------------------------------------------------------------------------
   TOTAL                $4,615/a/    $4,758
------------------------===================-------------------------------------

/a/ Excludes $37 million of deferred issuance costs.

         During 1997, the Corporation obtained notes payable to finance the purchase of leased vehicles and additional obligations under capital leases as a result of the acquisition of Oxford Resources Corp. Notes payable to finance the purchase of leased vehicles are due in installments equal to the lease rentals receivable by the Corporation from the lease. The final payments on these borrowings are equal to the estimated residual value of the vehicle at lease termination.
         As of October 23, 1998, the Corporation had the authority to issue approximately $9.6 billion of corporate debt and other securities under its existing shelf registration statements and $3.2 billion of corporate debt securities under the Euro medium-term note program.

--------------------------------------------------------------------------------

NOTE EIGHT - SHAREHOLDERS' EQUITY AND EARNINGS PER COMMON SHARE

         On December 31, 1997 and 1996, the Corporation's Preferred Stock included BankAmerica's outstanding preferred stock of $614 million and $2,242 million, respectively. These preferred shares were nonvoting except in certain limited circumstances. The shares were redeemable at the option of BankAmerica during the redemption period and at the redemption price per share plus accrued and unpaid dividends to the redemption date. During 1997 and 1996, BankAmerica redeemed a portion of its preferred shares for an aggregate of $1,628 million and $381 million, respectively. On June 29, 1998, BankAmerica redeemed all of its remaining outstanding preferred shares.
         In April 1988, BankAmerica declared a dividend of one preferred share purchase right (a Right) for each outstanding share of BankAmerica's common stock pursuant to the Rights Agreement dated April 11, 1988 between BankAmerica and Manufacturers Hanover Trust Company of California, as rights agent (the Rights Agreement). Each Right entitled the holder, upon the occurrence of certain events, to buy from BankAmerica, until the earlier of April 22, 1998 or the redemption of the Rights, one two-hundredth of a share of Cumulative Participating Preferred Stock, Series E, at an exercise price of $25.00 per Right (subject to adjustment). On April 22, 1998, the Rights Agreement expired in accordance with its terms.

         As of December 31, 1997, the Corporation had issued 2.2 million shares of ESOP Convertible Preferred Stock, Series C (ESOP Preferred Stock). The ESOP Preferred Stock has a stated and liquidation value of $42.50 per share, provides for an annual cumulative dividend of $3.30 per share and each share is convertible into 1.68 shares of the Corporation's common stock. ESOP Preferred Stock in the amount of $86 million, $7 million and $6 million in 1997, 1996, and 1995, respectively, was converted into the Corporation's common stock.
         In November 1989, Barnett incorporated ESOP provisions into its existing 401(k) employee benefit plan (Barnett ESOP). The Barnett ESOP acquired $141 million of common stock using the proceeds of a loan from the Corporation. The terms of the loan include equal monthly payments of principal and interest through September 2015. Interest is at 9.75% and prepayments of principal are allowed. The loan is generally being repaid from contributions to the plan by the Corporation and dividends on unallocated shares held by the Barnett ESOP. Shares held by the Barnett ESOP are allocated to plan participants as the loan is repaid. As of December 31, 1997, 6.4 million shares of common stock had been released and allocated. During 1997, 1996 and 1995 Barnett ESOP common stock released and allocated amounted to $8 million, $13 million and $13 million, respectively.
         As consideration in the merger of NationsBank, N.A. (South) and NationsBank, N.A. during the second quarter of 1997, NationsBank, N.A. exchanged approximately $73 million for preferred stock issued by NationsBank, N.A. (South) in the 1996 acquisition of Citizens Federal Bank F.S.B. Such preferred stock consisted of approximately 0.5 million shares of NationsBank, N.A. (South) 8.50% Series H Noncumulative Preferred Stock and approximately 2.4 million shares of NationsBank, N.A. (South) 8.75% Series 1993A Noncumulative Preferred Stock.
         During 1997 and 1996, the Corporation repurchased approximately 150 million shares of common stock and approximately 85 million shares of common stock, respectively, under various stock repurchase programs authorized by the Board of Directors. On September 24, 1998, the Board of Directors of the Corporation approved the purchase of up to 20 million shares of the Corpora-tion's common stock in the open market or through private transactions.
         Other shareholders' equity on December 31 was comprised of the following:


(In millions)                                                 1997          1996
--------------------------------------------------------------------------------
Restricted stock award plan deferred compensation            $(23)        $ (19)
Net unrealized gains (losses) on securities available
   for sale, marketable equity securities
   and certain servicing assets, net of tax                   545           126
Loan to ESOP trust                                            (85)         (110)
Foreign exchange translation adjustments and other           (139)         (107)
--------------------------------------------------------------------------------
      TOTAL                                                  $298         $(110)
-------------------------------------------------------------===================

         In accordance with SFAS No. 128, "Earnings per Share," the calculation of earnings per common share and diluted earnings per common share is presented below:


(Dollars in millions, except per
share data, shares in thousands)               1997          1996           1995
--------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE COMPUTATION
   Net income                                $6,542       $ 5,813        $5,147
   Total preferred stock dividends             (111)         (202)         (251)
--------------------------------------------------------------------------------
   Income available to common shareholders   $6,431       $ 5,611        $4,896
--------------------------------------------------------------------------------
   Average common shares issued
      and outstanding                     1,733,194     1,638,382     1,613,404
--------------------------------------------------------------------------------
   EARNINGS PER COMMON SHARE                 $ 3.71       $  3.42        $ 3.03
------------------------------------------======================================

DILUTED EARNINGS PER COMMON SHARE
   COMPUTATION
   Income available to common shareholders   $6,431       $ 5,611        $4,896
   Total preferred stock dividends              111           202           251
   Preferred stock dividends on
      nonconvertible stock                     (104)         (193)         (224)
--------------------------------------------------------------------------------
   Effect of assumed conversions                  7             9            27
--------------------------------------------------------------------------------
   Income available to common shareholders
      and assumed conversions                $6,438       $ 5,620        $4,923
--------------------------------------------------------------------------------
   Average common shares issued
      and outstanding                     1,733,194     1,638,382     1,613,404
   Incremental shares from assumed
      conversions:
      Convertible preferred stock             3,736         6,158        18,818
      Stock options                          45,242        26,086        17,839
--------------------------------------------------------------------------------
      Dilutive potential common shares       48,978        32,244        36,657
--------------------------------------------------------------------------------
      Total dilutive average common
         shares issued and outstanding    1,782,172     1,670,626     1,650,061
--------------------------------------------------------------------------------
   DILUTED EARNINGS PER COMMON SHARE         $ 3.61       $  3.36        $ 2.98
-----------------------------------------=======================================

NOTE NINE - COMMITMENTS AND CONTINGENCIES AND OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

         In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These commitments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk limitation reviews as those recorded on the balance sheet.

CREDIT EXTENSION COMMITMENTS
         The Corporation enters into commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. The commitments shown below have been reduced by amounts collateralized by cash and amounts participated to other financial institutions. The following summarizes commitments outstanding on December 31:


(In millions)                                             1997              1996
--------------------------------------------------------------------------------
Commitments to extend credit:
   Credit card commitments                            $ 69,297          $ 66,880
   Other loan commitments                              226,773           190,359
Standby letters of credit and financial guarantees      31,315            27,884
Commercial letters of credit                             3,748             4,943

         Commitments to extend credit are legally binding, generally have specified rates and maturities and are for specified purposes. The Corporation manages the credit risk on these commitments by subjecting these commitments to normal credit approval and monitoring processes and protecting against deterioration in the borrowers' ability to pay through adverse-change clauses which require borrowers to maintain various credit and liquidity measures. As of December 31, 1997 and 1996, there were no unfunded commitments to any industry or country (including Asian countries) greater than 10 percent of total unfunded commitments to lend. Credit card lines are unsecured commitments which are reviewed at least annually by management. Upon evaluation of the customers' creditworthiness, the Corporation has the right to terminate or change the terms of the credit card lines. Of the December 31, 1997 other loan commitments, $98.8 billion is scheduled to expire in less than one year,
$104.5  billion in one to five  years and $23.5  billion after five years.
         Standby letters of credit (SBLC) and financial guarantees are issued to support the debt obligations of customers. If a SBLC or financial guarantee is drawn upon, the Corporation looks to its customer for payment. SBLCs and financial guarantees are subject to the same approval and collateral policies as other extensions of credit. Of the December 31, 1997 SBLCs and financial guarantees, $20.1 billion is scheduled to expire in less than one year, $10.3 billion in one to five years and $0.9 billion after five years.
         Commercial letters of credit, issued primarily to facilitate customer trade finance activities, are collateralized by the underlying goods being shipped by the customer and are generally short term.
         For each of these types of instruments, the Corporation's maximum exposure to credit loss is represented by the contractual amount of these instruments. Many of the commitments are collateralized or are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent risk of loss or future cash requirements.

DERIVATIVES
         Derivatives utilized by the Corporation include interest rate swaps, financial futures and forward settlement contracts and option contracts. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts and indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument, currency or commodity at a predetermined future date and rate or price. An option contract is an agreement that conveys to the purchaser the right, but not the obligation, to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined rate or price at a time or during a period in the future. These option agreements can be transacted on organized exchanges or directly between parties.

ASSET AND LIABILITY MANAGEMENT ACTIVITIES
         The Corporation uses derivative financial instruments to manage interest rate risk related to designated assets and liabilities, primarily variable rate commercial loans, fixed rate and adjustable rate residential mortgages, long-term debt, and deposits.
         One strategy that the Corporation employs in managing interest rate risk is the use of interest rate swaps to modify the interest rate characteristics of designated categories of assets and liabilities. For example, the Corporation may enter into an interest rate swap to alter cash flows on its long-term debt from fixed to floating rate in an effort to manage interest rate sensitivity.
         Another hedging strategy used by the Corporation is the purchase of options to protect against significant loss due to extreme interest rate movements. For example, the Corporation may purchase interest rate floors on its adjustable rate mortgage portfolio to reduce the risk of loss from a rapid or prolonged decline in interest rates. In addition, the Corporation may use interest rate swaps to hedge against market value fluctuations of securities available for sale.
         The following table outlines the Corporation's Asset and Liability Management (ALM) contracts on December 31, 1997:


                                                      Notional              Fair
(In millions)                                           Amount             Value
--------------------------------------------------------------------------------
Receive fixed rate swaps                               $56,091            $ 165
Pay fixed rate swaps                                    25,002             (182)
Basis swaps                                              2,658               (1)
Futures and forward rate contracts                      89,650              (16)
Option products                                         24,113               35
--------------------------------------------------------------------------------
   TOTAL                                                                  $   1
--------------------------------------------------------------------------======

         In addition to the contracts in the table above, the Corporation uses foreign currency contracts to manage the foreign exchange risk associated with certain foreign-denominated liabilities. Foreign exchange contracts, which include spot, forward and futures contracts, represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price, on an agreed-upon settlement date. Foreign exchange option contracts are similar to interest rate option contracts except that they are based on currencies rather than interest rates. Exposure to loss on these contracts will increase or decrease over their respective lives as currency exchange and interest rates fluctuate. The Corporation's credit risk exposure for exchange-traded instruments is minimal as these instruments conform to standard terms and are subject to policies set by the exchange involved, including counterparty approval, margin requirements and security deposit requirements. On December 31, 1997, spot, forward and futures contracts and currency swaps had notional values of $3.8 billion and $3.5 billion, respectively.

CREDIT RISK ASSOCIATED WITH DERIVATIVES ACTIVITIES
         Credit risk associated with ALM and trading derivatives is measured at net replacement cost should the counterparties with contracts in a gain position completely fail to perform under the terms of those contracts and any collateral underlying the contracts proves to be of no value. In managing derivatives credit risk, both the current exposure, which is the replacement cost of contracts on the measurement date, as well as an estimate of the potential change in value of contracts over their remaining lives are considered. In managing credit risk associated with its derivatives activities, the Corporation deals primarily with U.S. and foreign commercial banks, broker/dealers and corporate counterparties. On December 31, 1997, credit risk associated with ALM activities was not significant.

         During 1997 there were no material credit losses associated with ALM or trading derivatives transactions. In addition, on December 31, 1997, there were no material nonperforming derivatives positions. To minimize credit risk, the Corporation enters into legally enforceable master netting agreements, which reduce risk by permitting the closeout and netting of transactions upon the occurrence of certain events.
         A portion of the derivatives-dealer activity involves exchange-traded instruments. Because exchange-traded instruments conform to standard terms and are subject to policies set by the exchange involved, including counterparty approval, margin requirements and security deposit requirements, the credit risk is minimal.
         The table below presents the notional or contract amounts on December 31, 1997 and 1996 and the credit risk (the net replacement cost of contracts in a gain position on December 31, 1997 and 1996) of the Corporation's derivatives-dealer positions which are primarily executed in the over-the-counter market for trading purposes. The notional or contract amounts indicate the total volume of transactions and significantly exceed the amount of the Corporation's credit or market risk associated with these instruments. The credit risk amounts presented in the following table do not consider the value of any collateral, but generally take into consideration the effects of legally enforceable master netting agreements.

DERIVATIVES - DEALER POSITIONS

                                    DECEMBER 31, 1997        December 31, 1996
                                  --------------------     ---------------------
                                  Contract/    Credit      Contract/    Credit
(In millions)                      Notional      Risk/1/   Notional    Risk/1/
--------------------------------------------------------------------------------
Interest Rate Contracts
   Swaps                           $868,708     $ 3,759     $694,347     $ 4,193
   Futures and forwards             470,640         120      506,779         319
   Written options                  476,152           -      331,273           -
   Purchased options                449,383       1,078      335,396         934
Foreign Exchange Contracts
   Swaps                             31,028       1,577       28,892         975
   Spot, futures and forwards       628,265       7,214      706,795       3,807
   Written options                   80,438           -       87,921           -
   Purchased options                 75,998         970       84,988         671
Commodity and Other Contracts
   Swaps                              2,713          80        1,330         100
   Futures and forwards               3,147           -        3,029           -
   Written options                   14,159           -       14,471           -
   Purchased options                 13,954         403       14,163         425
--------------------------------------------------------------------------------
     Total before cross
        product netting                          15,201                   11,424
--------------------------------------------------------------------------------
     Cross product netting                          749                      584
--------------------------------------------------------------------------------
       Net replacement cost                     $14,452                  $10,840
------------------------------------------------================================

/1/Represents the net  replacement  cost the  Corporation  could  incur  should
   counterparties   with  contracts  in  a  gain  position  to  the  Corporation completely fail to perform under the terms of those contracts. Amounts include accrued interest.

         As of December 31, 1997, the Corporation had a notional value of $965 million in credit derivatives, primarily credit default swaps.
         The table above includes both long and short derivatives-dealer positions. The fair value of dealer positions on December 31, 1997 and 1996, as well as their average fair values for 1997 and 1996 are disclosed in NOTE FOUR.

SECURITIES LENDING
         During 1997, the Corporation sold substantially all of its securities lending business. This transaction did not have a material impact on the Corporation's results of operations or financial position.

WHEN ISSUED SECURITIES
         When issued securities are commitments to purchase or sell securities in the time period between the announcement of a securities offering and the issuance of those securities. On December 31, 1997, the Corporation had commitments to purchase and sell when issued securities of $8.8 billion and $8.2 billion, respectively. On December 31, 1996, the Corporation had commitments to purchase and sell when issued securities of $8.8 billion and $9.1 billion, respectively.

LITIGATION
         In the ordinary course of business, the Corporation and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions and proceedings, including several actions brought on behalf of various classes of claimants. In certain of these actions and proceedings, substantial money damages are asserted against the Corporation and its subsidiaries and certain of these actions and proceedings are based on alleged violations of consumer protection, securities, environmental, banking and other laws.
         The Corporation's subsidiary, Bank of America NT&SA has been named in one such suit by the City of San Francisco and several related public entities, and by the State of California, in an action entitled State of California, etc ex rel Stull v. Bank of America NT&SA, et al. (No. 968-484). The case was instituted on April 1, 1995 in the Superior Court for the City and County of San Francisco. The City of San Francisco and related public entities intervened in the case on May 1, 1997, and the State of California took over prosecution of the case on May 5, 1997. The chief allegation of this suit is that Bank of America NT&SA retained unclaimed funds related to bonds and coupons that were not presented by bondholders rather than returning them to certain bond issuers or escheating such funds to the State. The suit also alleges False Claims Act exposure for alleged fee overcharges and claims that Bank of America improperly invested bond program funds. On November 12, 1998, the plaintiffs and Bank of America settled this suit whereby Bank of America agreed to pay $187.5 million to the plaintiffs. The settlement is subject to court approval.
         The Corporation and certain present and former officers have been named as defendants in approximately 24 uncertified class actions filed in federal court alleging, among other things, that the defendants failed to disclose material facts about BankAmerica's losses relating to D. E. Shaw & Co., L.P. until mid-October 1998, in violation of various provisions of the federal securities laws. The uncertified class members consist generally of persons who were entitled to vote on the merger of NationsBank and BankAmerica, or who purchased or acquired securities of the Corporation or its predecessors between August 4, 1998 and October 13, 1998. Similar actions are pending in California state court, alleging violations of the California Corporations Code and involving factual allegations essentially the same as the federal actions. In addition, certain cases filed in California State court have alleged that the proxy statement prospectus of August 4, 1998 falsely stated that the Merger would be one of equals and alleged conspiracy on the part of certain executives to gain control over the newly merged entity. At least one complaint seeks recovery under various state common law theories. The Corporation believes the actions lack merit and will defend them vigorously. The amount of any ultimate exposure cannot be determined with certaintly at this time.
         Management believes, based upon the advice of counsel, that the actions and proceedings and the losses, if any, resulting from the final outcome thereof, will not be material in the aggregate to the Corporation's financial position or results of operations.

--------------------------------------------------------------------------------

NOTE TEN - REGULATORY REQUIREMENTS AND RESTRICTIONS

         The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank (FRB) based on a percentage of certain deposits. Average reserve balances held with the FRB to meet these requirements amounted to $3.2 billion and $4.3 billion for 1997 and 1996, respectively.
         The primary source of funds for cash distributions by the Corporation to its shareholders is dividends received from its banking subsidiaries. The subsidiary banks can initiate aggregate dividend payments in 1998, without prior regulatory approval, of $5.7 billion plus an additional amount equal to their net profits for 1998, as defined by statute, up to the date of any such dividend declaration. The amount of dividends that each subsidiary bank may declare in a calendar year without approval by the Office of the Comptroller of the Currency
(OCC) is the bank's net profits for that year combined with its net retained profits, as defined, for the preceding two years.
         The Corporation's subsidiary, Bank of America, FSB, is subject to regulatory restrictions by the Office of Thrift Supervision (OTS) on its payment of dividends. Under these restrictions, Bank of America, FSB, can initiate dividend payments in 1998 without prior regulatory approval of $267 million.
         Regulations also restrict banking subsidiaries in lending funds to affiliates. On December 31, 1997, the total amount which could be loaned to the Corporation by its banking subsidiaries was approximately $4.1 billion. On December 31, 1997, no loans to the Corporation from its banking subsidiaries were outstanding.
         The FRB, the OCC, the Federal Deposit Insurance Corporation and the OTS (collectively, the Agencies) have issued regulatory capital guidelines for U.S. banking organizations. As of December 31, 1997, the Corporation and each of its banking subsidiaries were well capitalized under this regulatory framework. There are no conditions or events since December 31, 1997 that management believes have changed either the Corporation's or its banking subsidiaries' capital classifications. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on the Corporation's financial statements.
         The regulatory capital guidelines measure capital in relation to the credit risk of both on- and off-balance sheet items using various risk weights. Under the regulatory capital guidelines, Total Capital consists of two tiers of capital. Tier 1 Capital includes common shareholders' equity and qualifying preferred stock, less goodwill and other adjustments. Tier 2 Capital consists of preferred stock not qualifying as Tier 1 Capital, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt and the allowance for credit losses up to 1.25 percent of risk-weighted assets. In accordance with the FRB's amendment to its capital adequacy guidelines effective for periods beginning December 31, 1997, the Corporation is now required to include its broker/dealer subsidiaries, Montgomery and Robertson Stephens, when calculating regulatory capital ratios. Previously, the Corporation had been required to exclude the equity, assets and off-balance sheet exposures of its broker/dealer subsidiary.
         A well-capitalized institution must maintain a Tier 1 Capital ratio of six percent and a Total Capital ratio of ten percent. In order to meet minimum adequately capitalized regulatory requirements, an institution must maintain a Tier 1 Capital ratio of four percent and a Total Capital ratio of eight percent.
         The leverage ratio guidelines establish a minimum of 100 to 200 basis points above three percent. Banking organizations must maintain a leverage capital ratio of at least five percent to be classified as well capitalized.
         On September 12, 1996, the Agencies amended their regulatory capital guidelines to incorporate a measure for market risk. In accordance with the amended guidelines, the Corporation and any of its banking subsidiaries with significant trading activity, as defined in the amendment, must incorporate a measure for market risk in their regulatory capital calculations effective for reporting periods after January 1, 1998. The revised guidelines have not had a material impact on the Corporation or its subsidiaries' regulatory capital ratios or their well-capitalized status.
         The following table, which does not reflect the combined ratios for the Corporation, presents the actual capital ratios and amounts and minimum required capital amounts for NationsBank, NationsBank N.A, BankAmerica and Bank of America NT & SA on December 31:


                                1997                            1996
                  -----------------------------   ------------------------------
                                         Amount                           Amount
                                       Required                         Required
                                    for Minimum                      for Minimum
(Dollars in            Actual           Capital         Actual           Capital
millions)         Ratio      Amount    Adequacy   Ratio       Amount    Adequacy
--------------------------------------------------------------------------------
TIER 1 CAPITAL
NationsBank        6.50%    $13,593    $  8,371    7.76%    $ 12,384    $  6,384
NationsBank, N.A.  7.58      10,537       5,557    7.54        5,137       2,725
BankAmerica        7.53      17,291       9,188    7.77       17,044       8,779
Bank of America
   NT&SA           7.49      15,660       8,361    7.10       10,701       6,032

TOTAL CAPITAL
NationsBank       10.89      22,787      16,742   12.66       20,208      12,770
NationsBank, N.A. 10.98      15,256      11,113   10.41        7,093       5,451
BankAmerica       11.56      26,554      18,376   11.79       25,880      17,559
Bank of America
   NT&SA          11.28      23,576      16,722   10.96       16,521      12,064

LEVERAGE CAPITAL
NationsBank        5.57      13,593       7,321    7.09       12,384       6,987
NationsBank, N.A.  5.68      10,537       5,568    6.21        5,137       3,309
BankAmerica        6.81      17,291      10,159    7.44       17,229       9,257
Bank of America
   NT&SA           6.93      15,660       9,036    6.18       10,701       6,922

         As of December 31, 1997 and 1996, all of the Corporation's depository institution subsidiaries met the well-capitalized requirements under the regulatory framework for prompt corrective action.
         NationsBank's ratios and amounts for 1997 and 1996 have not been restated to reflect the impact of the Barnett merger. Barnett and its signifi-cant banking subsidiary were considered "well capitalized" on December 31, 1997 and 1996 under the regulatory framework.
         During 1997, several subsidiaries including NationsBank, N.A. (South) and various subsidiaries acquired in the purchase of Boatmen's were merged with and into NationsBank, N.A. The capital ratios and amounts for NationsBank, N.A. as of December 31, 1996 have not been restated to reflect the impact of such mergers. In addition, the capital ratios and amounts for NationsBank have not been restated at December 31, 1996 for amendments to the regulatory capital guidelines during 1997.

NOTE ELEVEN -- EMPLOYEE BENEFIT PLANS

         The Corporation sponsors noncontributory trusteed pension plans that cover substantially all officers and employees. The plans provide defined benefits based on an employee's compensation, age at retirement and years of service. It is the policy of the Corporation to fund not less than the minimum funding amount required by the Employee Retirement Income Security Act.

   The following table sets forth the plans' estimated status on December 31:


(In millions)                                          1997                1996
--------------------------------------------------------------------------------
Actuarial present value of benefit obligation
   Accumulated benefit obligation, including
      vested benefits of $4,401 and $3,786          $(4,735)            $(4,033)
----------------------------------------------------============================

Projected benefit obligation for services
   rendered to date                                 $(4,915)            $(4,318)
Plan assets at fair value, primarily listed
   stocks, fixed income securities and real
   estate                                             5,792               5,016
--------------------------------------------------------------------------------
Plan assets in excess of projected benefit
   obligation                                           877                 698
Unrecognized net loss                                   363                 348
Unrecognized net transition asset being
   amortized                                             (9)                (16)
Unrecognized prior service (benefit) cost
   being amortized                                     (103)                 10
Deferred investment gain                                (39)                (39)
Additional minimum liability                             (2)                 (3)
--------------------------------------------------------------------------------
   Prepaid pension cost                             $ 1,087             $   998
----------------------------------------------------============================

         Net periodic pension expense for the years ended December 31 included the following components:


(In millions)                      1997                1996                1995
--------------------------------------------------------------------------------
Service cost-benefits earned
   during the period              $ 151               $ 144               $ 145
Interest cost on projected
   benefit obligation               331                 292                 299
Actual return on plan assets       (777)               (610)               (902)
Net amortization and deferral       343                 253                 533
--------------------------------------------------------------------------------
  Net periodic pension expense    $  48               $  79               $  75
----------------------------------==============================================

         For December 31, 1997, the weighted average discount rate and rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation ranged from 7.25 percent to 7.5 percent and
4.0 percent to 6.5 percent, respectively. The related expected long-term rate of return on plan assets ranged from 8.5 percent to 10.0 percent. For December 31, 1996, the weighted average discount rate, rate of increase in future compensation and expected long-term rate of return on plan assets ranged from
6.5 percent to 8.0 percent, 4.0 percent to 7.25 percent and 8.0 percent to 10.0 percent, respectively.

HEALTH AND LIFE BENEFIT PLANS
         The Corporation provides health care and life insurance benefits for active and retired employees. Substantially all of the Corporation's employees, including certain employees in foreign countries, may become eligible for postretirement benefits if they reach early retirement age while employed by the Corporation and they have the required number of years of service. Under the Corporation's current plan, eligible retirees are entitled to a fixed dollar amount for each year of service. Additionally, certain current retirees are eligible for different benefits attributable to prior plans. The Corporation's accrued postretirement benefit liability was partially funded at December 31, 1997.
         A reconciliation of the estimated status of the postretirement benefit obligation on December 31 is as follows:


(In millions)                                            1997              1996
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
Retirees                                                $(728)            $(637)
Fully eligible active participants                        (29)              (22)
Other active plan participants                           (173)             (142)
--------------------------------------------------------------------------------
                                                         (930)             (801)
Plan assets at fair value                                 164               137
Unamortized transition obligation                         507               540
Unamortized service benefit                                (2)              (22)
Unrecognized net gain                                     (30)              (63)
--------------------------------------------------------------------------------
  Accrued postemployment benefit liability              $(291)            $(209)
--------------------------------------------------------========================

         Net periodic postretirement expense for the years ended December 31 included the following:


(In millions)                          1997              1996              1995
--------------------------------------------------------------------------------
Service cost                             $9               $10                $9
Interest cost on accumulated
   postretirement benefit obligation     62                57                67
Actual return on plan assets            (24)              (14)              (19)
Amortization of transition obligation
   over 20 years                         40                35                44
Amortization of gains                    (1)                -                (4)
--------------------------------------------------------------------------------
  Net periodic postretirement expense   $86              $ 88              $ 97
----------------------------------------========================================

         The health care cost trend rates used in determining the accumulated postretirement benefit obligation ranged from 6.5 percent to 8.5 percent for pre-65 benefits and 4.75 percent to 8.5 percent for post-65 benefits. The weighted average discount rate used in determining the accumulated postretirement benefit obligation ranged from 6.5 percent to 7.5 percent and
7.25  percent to 8.0 percent at December  31, 1997 and 1996,  respectively.

DEFINED CONTRIBUTION PLANS
         The Corporation maintains several defined contribution savings and profit sharing plans, two of which feature leveraged employee stock ownership
(ESOP) provisions. See NOTE EIGHT for additional information on the two ESOP provisions.

ESOP PLANS
         The Corporation contributed approximately $45 million, $39 million and $43 million for 1997, 1996 and 1995, respectively, in cash which was utilized primarily to purchase the Corporation's common stock under the terms of these plans. The Corporation also contributed approximately $23 million, $25 million and $20 million in common stock for 1997, 1996, and 1995, respectively under the terms of the Barnett ESOP. On December 31, 1997, an aggregate of 35,670,786 shares of the Corporation's common stock and 2,192,387 shares of ESOP preferred stock were held by the Corporation's various savings and profit sharing plans.
         Under the terms of the ESOP Preferred Stock provision, payments to the plan for dividends on the ESOP Preferred Stock were $7 million for both 1997 and 1996 and $8 million for 1995. Interest incurred to service the debt of the ESOP Preferred Stock amounted to $2 million, $3 million and $4 million for 1997, 1996 and 1995, respectively.

BANKAMERICA PLANS
         BankAmerica   maintains  certain   nonqualified   defined  contribution
retirement plans. The related retirement benefits are paid from BankAmerica's assets. In addition, certain non-U.S. employees within BankAmerica are covered under defined contribution pension plans that are separately administered in accordance with local laws.
         Aggregate contributions for all BankAmerica defined contribution plans were $169 million, $175 million, and $93 million in 1997, 1996, and 1995, respectively. Certain employer and employee contributions to the plans are used to purchase the Corporation's common stock at prices that approximate market values. Contributions, including dividends, to the plans were used to purchase 598,958 shares for $34 million in 1997, 861,254 shares for $30 million in 1996, and 669,783 shares for $16 million in 1995. Sales by the plans of the Corporation's common stock were 528,829 shares for $32 million in 1997, 657,625 shares for $26 million in 1996, and 1,909,208 shares for $45 million in 1995. The plans held 34,252,005 shares, 35,460,291 shares and 36,197,967 shares of the Corporation's common stock at December 31, 1997, 1996 and 1995, respectively.

STOCK OPTION AND AWARD PLANS
         At December 31, 1997, the Corporation had certain stock-based compensation plans (the Plans) which are described below. The Corporation applies the provisions of Accounting Principles Board Opinion No. 25 in accounting for its stock option and award plans and has elected to provide SFAS 123 disclosures as if the Corporation had adopted the fair-value based method of measuring outstanding employee stock options in 1997 and 1996 as indicated below:


                                               As Reported          Pro Forma
                                            ----------------    ----------------
(Dollars in millions, except per share data)  1997      1996      1997      1996
--------------------------------------------------------------------------------
Net income                                  $6,542    $5,813    $6,254    $5,688
Net income available to common shareholders  6,431     5,611     6,143     5,487
Earnings per share                            3.71      3.43      3.54      3.35
Diluted earnings per share                    3.61      3.36      3.46      3.29

   In determining the pro forma disclosures above, the fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. The weighted average grant-date fair values of the options granted during 1997 and 1996 were based on the following assumptions:


                  Risk-Free       Dividend            Expected
               Interest Rates      Yield               Lives         Volatility
               --------------   ------------       --------------   ------------
                1997    1996    1997    1996       1997      1996   1997    1996
--------------------------------------------------------------------------------
1997 Associates
Stock Option
Award Plan      5.60%   N/A     3.50%   N/A     1 year    N/A       24.7%  N/A

1996 Associates
Stock Option
Award Plan      6.31    6.44%   3.50    3.55%   3 years   4 years   21.4   20.8%

Long-Term
Incentive Plan  6.33    5.37    3.50    3.29    6 years   5 years   34.3   36.3

Key Employee
Stock Plan      6.29    5.52    3.50    3.55    7 years   7 years   27.8   24.6

BankAmerica
Management
Stock Plan      6.23    5.95    2.96    3.23    4 years   5 years   24.5   20.8

BankAmerica PEP
Plan            6.23    N/A     2.96    N/A     7 years   N/A       24.5    N/A

BankAmerica
Take Ownership!
TM Plan         6.23    5.95    2.96    3.23    3 years   3 years   24.5   20.8

         Compensation expense under the fair-value based method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying SFAS 123 in 1997 and 1996 may not be indicative of future amounts.

ASSOCIATES STOCK OPTION AWARD PLAN:
         Under the Associates  Stock Option Award Plan (ASOP),  as amended, the Corporation has granted to certain full- and part-time employees options to purchase an aggregate of approximately 47 million shares of the Corporation's common stock. Under the ASOP, options generally become vested once the Corporation's common stock attains certain predetermined closing market prices for at least ten consecutive trading days. Approximately 42 million of the options granted under the ASOP have vested, 32 million of which have an exercise price of $42 1/8 per share and 10 million of which have an exercise price of $49 7/16. Approximately 5 million of the remaining options granted under the ASOP have an exercise price of $56 1/8 per share and, in general, become 50% vested after the Corporation's common stock closes at or above $68 per share for ten consecutive trading days and become fully (100%) vested after the Corporation's common stock closes at or above $80 per share for ten consecutive trading days, provided that such options may not vest prior to April 1, 1998. Notwithstanding the price, any outstanding unvested options generally vest and become exercisable on July 1, 2000. All options granted under the ASOP expire on June 29, 2001.

KEY EMPLOYEE STOCK PLAN:
         The Key Employee Stock Plan (KEYSOP), as amended and restated, provides for different types of awards including stock options, restricted stock and performance shares. Under the KEYSOP, ten-year options to purchase approximately 19 million shares of common stock have been granted to certain employees at the closing market price on the respective grant dates. Options granted under the KEYSOP generally vest in three or four equal annual installments. Additionally, 645 thousand shares of restricted stock were granted during 1997. These shares generally vest in three substantially equal installments beginning January 1998.
         On January 2, 1998, ten-year options to purchase approximately 3.8 million shares of common stock at $60 3/4 were granted to certain employees. On February 2, 1998, ten-year options to purchase approximately 900 thousand shares of common stock at $61 7/16 were granted to certain employees. For both grants, options vest and become exercisable in three equal annual installments beginning one year from the date of grant. Additionally, on January 9, 1998, approximately
1.3 million shares of restricted stock and ten-year options to purchase 495 thousand shares of common stock were granted to certain former Barnett executives in connection with their employment with the Corporation. Shares of restricted stock generally vest in two or three equal annual installments. Options were granted at $59 and become fully vested and exercisable two years from date of grant.

BANKAMERICA STOCK PLANS:
         In connection with the Merger, outstanding BankAmerica stock options were converted into options to purchase the Corporation's common stock based on the exchange ratio.
         BankAmerica offered shares of the Corporation's common stock under three compensation plans: 1992 Management Stock Plan (the management stock plan), Performance Equity Program (PEP) and Take Ownership!TM The BankAmerica Global Stock Option Program (Take Ownership!).
         BankAmerica offered shares of common stock to certain key employees through options or restricted stock under the management stock plan. The shares under option generally vest ratably over three years. In addition, the shares under option generally become exercisable not earlier than six months and not later than ten years after the date the options are granted.
         Options awarded before August 5, 1991 to principal officers of BankAmerica are subject to certain restrictions and also constitute stock appreciation rights (SARs) equal to the number of shares covered by the options. These SARs are exercisable for the difference between the option price and the current market price of the stock at the time of exercise. The difference can be received in cash or in shares. SARs, which are included in options for purposes of this disclosure, are exercisable under the same terms as the related stock options.

         Under the management stock plan, BankAmerica also awarded restricted stock to certain key employees. Generally, the stock is not released until the employee has completed a continuous service requirement specified in the award agreement. During 1997, BankAmerica awarded 1,197,749 restricted shares with a weighted-average fair value at the date of grant of $64.81 per share. Bank-America awarded 1,286,914 restricted shares during 1996 which had a weighted-average fair value at the date of grant of $36.64 per share. In addition, in 1994 and 1995, shares of restricted stock were awarded under a three-year performance share program. There were no restricted shares awarded in 1996 and 1997 under the performance share program. Generally, these shares vested in three installments as the price of the Corporation's common stock attained the specified targets. In 1996, the final installment of 341,743 of these shares vested. Shares of restricted stock outstanding under the management stock plan were 4,083,311 and 4,713,684 at December 31, 1997 and 1996, respectively.
         Effective May 22, 1997, BankAmerica adopted PEP under which BankAmerica offers shares of the Corporation's common stock to certain key employees. Two types of awards can be made under PEP: market price options and premium price options. The market price options become exercisable ratably over three years and generally have a maximum term of ten years after the date the options are granted. The premium price options generally are exercisable not earlier than three years and not later than ten years after the date the options are granted. Furthermore, the premium price options only become exercisable when the Corpora-tion's common stock price increases significantly to specified threshold levels within given time frames. Limited SARs may be awarded in conjunction with premium price options and become exercisable upon a change in control.
         Effective October 1, 1996, BankAmerica adopted Take Ownership! which covers substantially all of its employees. The shares granted under Take Ownership! vest ratably over three years and have a maximum term of five years after the date of grant. As of December 31, 1997, 31,700,423 options were outstanding under this program.
         On September 30, 1998, as a result of the Merger, substantially all of BankAmerica's stock options and restricted stock granted prior to March 27, 1998 vested. Options and restricted stock granted subsequent to March 27, 1998 retain their original vesting terms.

OTHER PLANS:
         In connection with the Barnett merger on January 9, 1998, outstanding Barnett stock options were converted into options to purchase the Corporation's common stock based on the exchange ratio. Barnett has long-term incentive plans that provide stock-based awards, including stock options and time-based and performance-based restricted stock, to certain officers. All options are granted at current market value for a term of ten years and, subject to limited exceptions, are not exercisable before the third anniversary of the date of grant. Time-based awards provide that restrictions lapse beginning on the third anniversary of the date of the grant. Performance-based awards require that specific performance criteria be met in order for restrictions to lapse. On December 19, 1997, as a result of the shareholder approval of the Barnett merger, all outstanding stock options and restricted stock vested in accordance with change-in-control provisions.
         Additional options and restricted stock under former plans and stock options assumed in connection with various acquisitions remain outstanding and are included in the tables below. No further awards may be granted under these plans.

         The following tables present the status of all plans as of December 31, 1997, 1996 and 1995, and changes during the years then ended:


                        1997                         1996                   1995
--------------------------------------------------------------------------------
                              Weighted-             Weighted-          Weighted-
                                Average               Average            Average
Employee Stock                 Exercise              Exercise           Exercise
Options              Shares       Price    Shares       Price   Shares     Price
--------------------------------------------------------------------------------
Outstanding at
beginning of year 106,432,319    $30.79  64,125,702    $21.84  62,002,284 $19.43

Options due to
acquisitions        6,688,329     21.99   1,098,580     17.26     264,446  19.55

Granted            76,963,367     58.42  62,227,398     39.92  21,611,030  26.20

Exercised         (44,990,054)    33.34 (15,643,484)    17.12 (18,437,694) 17.90

Forfeited          (8,684,743)    45.23  (5,375,877)    36.83 ( 1,314,364) 24.45
--------------------------------------------------------------------------------
Outstanding at
end of year       136,409,218     44.18 106,432,319     32.30  64,125,702  22.05
--------------------------------------------------------------------------------
Options exercis-
able at year end   63,927,295     30.90  31,983,859     19.14  32,656,784  16.56
--------------------------------------------------------------------------------
Weighted-average
fair value of
options granted
during the year                  $ 9.35                $ 7.41             $ 6.52
------------------==============================================================

                        1997                         1996                   1995
--------------------------------------------------------------------------------
Restricted                    Weighted-             Weighted-          Weighted-
Stock                           Average               Average            Average
Awards                         Exercise              Exercise           Exercise
(includes KEYSOP)    Shares       Price    Shares       Price   Shares     Price
--------------------------------------------------------------------------------
Outstanding unvested
grants at beginning
of year             6,459,158    $24.68   8,087,399    $21.45   8,567,676 $20.91

Granted             2,120,681     57.76   1,302,525     36.55   1,598,171  23.91

Vested             (3,112,871)    22.76  (2,570,226)    20.84  (1,809,779) 21.07

Canceled             (286,956)    32.43    (360,540)    22.51    (268,669) 21.43
--------------------------------------------------------------------------------
Outstanding unvested
grants at end
of year             5,180,012    $38.94   6,459,158    $24.68   8,087,399 $21.45
--------------------------------------------------------------------------------

   The following table summarizes information about stock options outstanding on December 31, 1997:


                Options Outstanding                        Options Exercisable
-----------------------------------------------------    -----------------------
                                 Weighted-
                                  Average    Weighted-                 Weighted-
                     Number      Remaining    Average    Number          Average
Range of           Outstanding  Contractual  Exercise    Exercisable    Exercise
Exercise Prices  at December 31    Life         Price    at December 31    Price
--------------------------------------------------------------------------------
$ 4.00-$ 30.00     38,929,797    6.0 years     $20.86    33,170,070       $20.55
$30.01-$ 46.50     31,171,700    6.3 years      39.05    23,088,518        40.11
$46.51-$ 65.50     35,648,015    5.5 years      50.61     7,668,707        47.99
$65.51-$108.00     30,659,706    7.7 years      71.06             -            -
--------------------------------------------------------------------------------
  Total           136,409,218    6.3 years     $44.18    63,927,295       $30.90
------------------==============================================================

NOTE TWELVE -- INCOME TAXES

         The components of income tax expense for the years ended December 31 were as follows:


(In millions)                                 1997          1996           1995
--------------------------------------------------------------------------------
Current portion - expense
   Federal                                  $2,083        $2,015         $2,156
   State                                       212           239            389
   Foreign                                     537           279            252
--------------------------------------------------------------------------------
                                             2,832         2,533          2,797
--------------------------------------------------------------------------------
Deferred portion - expense (benefit)
   Federal                                     982           773             421
   State                                       204           188              41
   Foreign                                      (4)            4             (29)
--------------------------------------------------------------------------------
                                             1,182           965            433
--------------------------------------------------------------------------------
      TOTAL INCOME TAX EXPENSE              $4,014        $3,498         $3,230
--------------------------------------------====================================

                  The preceding table does not include the tax effects of unrealized gains and losses on securities available for sale, marketable equity securities, foreign currency translation and certain servicing assets that are included in shareholders' equity and certain tax benefits associated with the Corporation's employee stock plans. As a result of these tax effects, shareholders' equity increased (decreased) by $144 million, $273 million and ($465) million in 1997, 1996 and 1995, respectively. The Corporation's current income tax expense approximates the amounts payable for those years. Deferred income tax expense represents the change in the deferred tax asset or liability and is discussed further below.
                  A reconciliation of the expected federal income tax expense to the actual consolidated income tax expense for the years ended December 31 was as follows:


(In millions)                                 1997          1996           1995
--------------------------------------------------------------------------------
Expected federal tax expense                $3,695        $3,259         $2,932
Increase (decrease) in taxes resulting from
   Tax-exempt income                           (84)          (68)           (67)
   State tax expense, net of federal benefit   275           282            290
   Goodwill amortization                       219            97             98
   Other                                       (91)          (72)           (23)
--------------------------------------------------------------------------------
      TOTAL INCOME TAX EXPENSE              $4,014        $3,498         $3,230
--------------------------------------------====================================

         Significant components of the Corporation's deferred tax (liabilities) assets on December 31 were as follows:


(In millions)                                               1997           1996
--------------------------------------------------------------------------------
Deferred tax liabilities
   Securities valuation                                  $  (634)        $ (533)
   Equipment lease financing                              (3,643)        (2,700)
   Depreciation                                             (409)          (421)
   Intangibles                                              (592)          (640)
   Employee retirement benefits                             (279)          (325)
   Loan fees and expenses                                    (73)           (79)
   Deferred gain and loss                                   (165)           (93)
   Other net                                                (793)          (427)
--------------------------------------------------------------------------------
      Gross deferred tax liabilities                      (6,588)        (5,218)
--------------------------------------------------------------------------------
Deferred tax assets
   Employee benefits                                         306            151
   Net operating loss carryforwards                          130            109
   Allowance for credit losses                             2,623          2,497
   Foreclosed properties                                      87             95
   General business credit carryforwards                       9             32
   Accrued expenses                                          287            284
   Other net                                                 643            577
--------------------------------------------------------------------------------
      Gross deferred tax assets                            4,085          3,745
      Valuation allowance                                   (111)          (125)
--------------------------------------------------------------------------------
      Gross defered tax assets, net of
         valuation allowance                               3,974          3,620
--------------------------------------------------------------------------------
         NET DEFERRED TAX LIABILITIES                    $(2,614)       $(1,598)
---------------------------------------------------------=======================

   The Corporation's deferred tax assets on December 31, 1997 include a valuation allowance of $111 million representing primarily net operating loss carryforwards for which it is more likely than not that realization will not occur. The net change in the valuation allowance for deferred tax assets was a decrease of $14 million due to the realization of certain state deferred tax assets. In the future, the recognition of deferred tax assets subject to the valuation allowance may result in a reduction to goodwill of up to $25 million.
         At December 31, 1997, federal income taxes had not been provided on $350 million of undistributed earnings of foreign subsidiaries earned prior to 1987 that have been reinvested for an indefinite period of time. If the undistributed earnings were distributed, credits for foreign taxes paid on such earnings and for the related foreign withholding taxes payable upon remittance, would be available to offset $70 million of the $150 million resulting tax expense.

--------------------------------------------------------------------------------

NOTE THIRTEEN -- FAIR VALUES OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS 107), requires the disclosure of the estimated fair values of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Because no quoted market prices exist for a significant part of the Corporation's financial instruments, the fair values of such instruments have been derived based on management's assumptions, the amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below.

         In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Corporation.
         The provisions of SFAS 107 do not require the disclosure of nonfinancial instruments, including intangible assets. The value of the Corporation's intangibles such as goodwill, franchise, credit card and trust relationships and MSRs, is significant. The disclosure of fair value amounts does not include lease financing and factored accounts receivable.

SHORT-TERM FINANCIAL INSTRUMENTS
         The carrying values of short-term financial instruments, including cash and cash equivalents, federal funds sold and purchased, resale and repurchase agreements, and commercial paper and short-term borrowings, approximate the fair values of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities, or have an average maturity of less than 30 days and carry interest rates which approximate market.

FINANCIAL INSTRUMENTS TRADED IN THE SECONDARY MARKET
         Securities held for investment, securities available for sale, loans held for sale, trading account instruments, long-term debt and trust preferred securities traded actively in the secondary market have been valued using quoted market prices.

LOANS
         Fair values were estimated for groups of similar loans based upon type of loan, credit quality and maturity. The fair value of loans was determined by discounting estimated cash flows using interest rates approximating the Corporation's December 31 origination rates for similar loans. Where quoted market prices were available, primarily for certain residential mortgage loans, such market prices were utilized as estimates for fair values. Contractual cash flows for residential mortgage loans were adjusted for estimated prepayments using published industry data. Where credit deterioration has occurred, estimated cash flows for fixed- and variable-rate loans have been reduced to incorporate estimated losses.
         The fair values of domestic commercial loans that do not reprice or mature within relatively short time frames for BankAmerica were estimated using discounted cash flow models. The discount rates were based on current market interest rates for similar types of loans, remaining maturities and credit ratings. For domestic commercial loans that reprice within relatively short time frames, the carrying values were used to approximate their fair values. Substantially all of the foreigh loans reprice within relatively short time frames. Accordingly, for the majority of foreign loans, the carrying values were assumed to approximate their fair values. For purposes of these fair value estimates, the fair values of nonaccrual loans were computed by deducting an estimated market discount from their carrying values to reflect the uncertainty of future cash flows. The fair values of commitments to extend credit were not significant at either December 31, 1997 or 1996. The aggregate fair value of loans excludes the effect of off-balance-sheet financial instruments that qualify as accounting hedges. The fair value of these hedges was negative $23 million and negative $8 million at December 31, 1997 and 1996, respectively. The contract amounts of these instruments was $18.1 billion and $12.5 billion at December 31, 1997 and 1996, respectively.

DEPOSITS
         The fair value for deposits with stated maturities was calculated by discounting contractual cash flows using current market rates for instruments with similar maturities. For deposits with no stated maturities, the carrying amount was considered to approximate fair value and does not take into account the Corporation's long-term relationships with depositors.

         The book and fair values of financial instruments for which book and fair value differed on December 31 were:


                                           1997                       1996
                                  ----------------------------------------------
                                    Book         Fair         Book          Fair
(In millions)                      Value        Value        Value         Value
--------------------------------------------------------------------------------
FINANCIAL ASSETS
   Loans                        $328,314     $331,366     $305,543      $306,558
FINANCIAL LIABILITIES
   Deposits                      346,297      346,001      309,100       308,390
   Trust preferred securities      4,578        4,783        2,965         3,365
   Long-term debt (excluding
      obligations under
      capital leases)             42,754       43,419       39,692        40,114

         For all other financial instruments, book value approximates fair value.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
         The fair value of the Corporation's ALM and other derivatives contracts is presented in the Derivatives section of NOTE NINE and the MSRs section of NOTE ONE.
         The fair value of liabilities on binding commitments to lend for NationsBank is based on the present value of cash flow streams using fee rates currently charged for similar agreements versus original contractual fee rates, taking into account the creditworthiness of the borrowers. The fair values were liabilities of approximately $127 million and $211 million on December 31, 1997 and 1996, respectively.
         For BankAmerica, the fair value of exchange-traded derivative financial instruments was based on quoted market prices or dealer quotes. Fair value of non-exchange traded, or over-the-counter (OTC) derivative financial instruments consisted of net unrealized gains and losses, accrued interest receivable or payable, and premiums paid or received. These amounts were generally calculated using discounted cash flow models based on current market yields for similar types of instruments and the maturity of each instrument. The discount rates were based on market interest rates and indices for similar derivative financial instruments prevalent in the market. The fair value of these financial instruments was $427 million and negative $432 million for trading and ALM at December 31, 1997 and $49 million and negative $462 million for trading and ALM at December 31, 1996, respectively.

NOTE FOURTEEN -- BANKAMERICA CORPORATION (PARENT COMPANY)

         The following tables present consolidated Parent Company financial information:


CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                                    Year Ended December 31
                                          --------------------------------------
(In millions)                               1997           1996            1995
--------------------------------------------------------------------------------
INCOME
  Dividends from consolidated
    Subsidiary banks                      $5,730         $4,274          $3,109
    Other subsidiaries                       728            670             160
  Interest from consolidated subsidiaries  1,690          1,540           1,421
  Other income                               647            753             673
--------------------------------------------------------------------------------
                                           8,795          7,237           5,363
--------------------------------------------------------------------------------
EXPENSES
  Interest on borrowed funds               2,529          2,146           1,964
  Noninterest expense                        632            625             587
--------------------------------------------------------------------------------
                                           3,161          2,771           2,551
EARNINGS
  Income before equity in undistributed
    earnings of consolidated subsidiaries
    and income taxes                       5,634          4,466           2,812
--------------------------------------------------------------------------------
Equity in undistributed earnings of
  consolidated
  Subsidiary banks                           471          1,087           1,883
  Other subsidiaries                         106             92             273
--------------------------------------------------------------------------------
                                             577          1,179           2,156
--------------------------------------------------------------------------------
Income before income taxes                 6,211          5,645           4,968
Income tax benefit                          (331)          (168)           (179)
--------------------------------------------------------------------------------
    Net income                            $6,542         $5,813          $5,147
-----------------------------------------=======================================
    NET INCOME AVAILABLE TO COMMON
      SHAREHOLDERS                        $6,431         $5,611          $4,896
-----------------------------------------=======================================


CONDENSED CONSOLIDATED BALANCE SHEET
                                                                 December 31
                                                        ------------------------
(In millions)                                              1997            1996
--------------------------------------------------------------------------------
ASSETS
  Cash held at subsidiary banks                         $ 2,518         $ 4,969
  Temporary investments                                   1,208           5,232
  Receivables from consolidated
    Subsidiary banks                                     11,309           8,867
    Other subsidiaries                                   13,933          12,961
  Investment in consolidated
    Subsidiary banks                                     49,445          39,029
    Other subsidiaries                                    4,243           3,268
  Other assets                                            3,117           2,565
--------------------------------------------------------------------------------
      TOTAL ASSETS                                      $85,773         $76,891
--------------------------------------------------------========================

LIABILITIES AND SHAREHOLDERS' EQUITY
  Commercial paper and other notes payable              $ 3,563         $ 3,896
  Accrued expenses and other liabilities                  2,200           1,483
  Payables to consolidated subsidiaries                   4,095           2,671
  Long-term debt                                         31,331          31,048
  Shareholders' equity                                   44,584          37,793
--------------------------------------------------------------------------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $85,773         $76,891
--------------------------------------------------------========================


CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                    Year Ended December 31
                                          --------------------------------------
(In millions)                               1997           1996            1995
--------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                            $ 6,542        $ 5,813         $ 5,147
   Reconciliation of net income to net
     cash provided by operating
     activities
   Equity in undistributed earnings
     of consolidated subsidiaries           (610)        (1,232)         (2,184)
   Other operating activities                247            563               1
--------------------------------------------------------------------------------
       Net cash provided by operating
         activities                        6,179          5,144           2,964
--------------------------------------------------------------------------------
INVESTING ACTIVITIES
   Net (increase) decrease in temporary
     investments                           4,037         (3,754)            705
   Net increase in receivables from
     consolidated subsidiaries            (2,814)          (613)         (3,417)
   Additional capital investment in
     subsidiaries                             60            (98)           (458)
   Acquisitions of subsidiaries, net
     of cash                                (194)          (726)              -
   Other investing activities                191            353             452
--------------------------------------------------------------------------------
     Net cash provided by (used in)
       investing activities                1,280         (4,838)         (2,718)
--------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Net (decrease) increase in commercial
     paper and other notes payable          (400)           616            (199)
   Proceeds from issuance of long-term
     debt                                  4,887          8,804           7,371
   Retirement of long-term debt           (4,055)        (4,423)         (3,624)
   Proceeds from issuance of common
     stock                                 1,892            573             722
   Common stock repurchased               (8,540)        (3,193)         (1,813)
   Cash dividends paid                    (2,175)        (1,888)         (1,677)
   Other financing activities             (1,519)           955            (382)
--------------------------------------------------------------------------------
     Net cash (used in) provided by
       financing activities               (9,910)         1,444             398
--------------------------------------------------------------------------------
Net (decrease) increase in cash
  held at subsidiary banks                (2,451)         1,750             644
Cash held at subsidiary banks on
  January 1                                4,969          3,219           2,575
--------------------------------------------------------------------------------
     CASH HELD AT SUBSIDIARY BANKS
       ON DECEMBER 31                     $2,518        $ 4,969         $ 3,219
------------------------------------------======================================

NOTE FIFTEEN - PERFORMANCE BY GEOGRAPHIC AREA

         Since the Corporation's operations are highly integrated, certain asset, liability, income, and expense amounts must be allocated to arrive at total assets, net interest and noninterest income, and net income by geographic area. The Corporation identifies its geographic performance based upon the business unit in which the assets are recorded and where the income is earned and the expenses are incurred. In certain circumstances, units may transact business with customers who are out of their immediate geographic area. For example, a U.S. domiciled unit may have made a loan to a borrower who resides in Latin America. In this instance, the loan and related income would be included in domestic activities. Translation losses, for those units in hyperinflationary economies, net of hedging, totaled $27 million, $23 million, and $14 million in 1997, 1996, and 1995, respectively. These amounts, which are reported in other noninterest income, are included in the table below:


                                      Year Ended December 31
                  --------------------------------------------------------------
                                                Net Interest and
(In millions)     Year      Total Assets      Noninterest Income      Net Income
--------------------------------------------------------------------------------
Domestic          1997          $510,697                 $28,442         $6,576
                  1996          $423,012                 $24,741         $5,540
                  1995          $413,730                 $22,893         $5,388
--------------------------------------------------------------------------------

Asia              1997            25,411                     885           (181)
                  1996            22,472                     985            246
                  1995            18,365                     683            112
--------------------------------------------------------------------------------

Europe, Middle    1997            26,037                     454            (37)
East, and Africa  1996            26,282                     501            (53)
                  1995            23,700                     225           (287)
--------------------------------------------------------------------------------

Latin America     1997             6,372                     355            163
and the Caribbean 1996             4,411                     268             53
                  1995             4,003                      92            (82)
--------------------------------------------------------------------------------

Canada            1997             2,466                      52             21
                  1996             1,525                      63             27
                  1995             1,062                      28             16
--------------------------------------------------------------------------------

Total Foreign     1997            60,286                   1,746            (34)
                  1996            54,690                   1,817            273
                  1995            47,130                   1,028           (241)
--------------------------------------------------------------------------------

  TOTAL           1997          $570,983                 $30,188         $6,542
                  1996          $477,702                 $26,558         $5,813
                  1995          $460,860                 $23,921         $5,147
--------------------------------================================================

         As of December 31, 1997 and 1996, no industry type nor individual state in the domestic geographic area exceeded 10 percent of total loans.

REPORT OF MANAGEMENT

         The management of BankAmerica Corporation is responsible for the preparation, integrity and objectivity of the supplemental consolidated financial statements of the Corporation. The supplemental consolidated financial statements and notes have been prepared by the Corporation in accordance with generally accepted accounting principles and, in the judgment of management, present fairly the Corporation's financial position and results of operations. The supplemental financial information contained elsewhere in this report is consistent with that in the supplemental financial statements. The supplemental financial statements and other financial information in this report include amounts that are based on management's best estimates and judgments and give due consideration to materiality.
         The Corporation maintains a system of internal accounting controls to provide reasonable assurance that assets are safe-guarded and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. Management recognizes that even a highly effective internal control system has inherent risks, including the possibility of human error and the circumvention or overriding of controls, and that the effectiveness of an internal control system can change with circumstances.
However,   management   believes  that  the  internal  control system  provides
reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected on a timely basis and corrected through the normal course of business. As of December 31, 1997, management believes that the internal controls are in place and operating effectively.
         The Internal Audit Division of the Corporation reviews, evaluates, monitors and makes recommendations on both administrative and accounting control, which acts as an integral, but independent, part of the system of internal controls.
         The independent accountants were engaged to perform an independent audit of the supplemental consolidated financial statements. In determining the nature and extent of their auditing procedures, they have evaluated the Corporation's accounting policies and procedures and the effectiveness of the related internal control system. An independent audit provides an objective review of management's responsibility to report operating results and financial condition. Their report appears on page 44.
         The Board of Directors discharges its responsibility for the Corporation's financial statements through its Audit Committee. The Audit Committee meets periodically with the independent accountants, internal auditors and management. Both the independent accountants and internal auditors have direct access to the Audit Committee to discuss the scope and results of their work, the adequacy of internal account controls and the quality of financial reporting.




/s/ HUGH L. MCCOLL JR.                               /s/ JAMES H. HANCE JR.
---------------------------                          ---------------------------
    Hugh L. McColl Jr.                                   James H. Hance Jr.
    Chairman and                                         Chief Financial Officer
    Chief Executive Officer

November 13, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Shareholders of BankAmerica Corporation



In our opinion, the accompanying supplemental consolidated balance sheet and the related supplemental consolidated statements of income, of changes in shareholderes' equity and of cash flows present fairly, in all material respects, the financial position of BankAmerica Corporation (the "Corporation") and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note Two, on September 30, 1998, NationsBank Corporation merged with BankAmerica Corporation to form the Corporation in a transaction accounted for as a pooling of interests. The accompanying supplemental consolidated financial statements give retroactive effect to the merger.


/s/ PRICEWATHERHOUSECOOPERS LLP
-------------------------------
    PriceWaterhouseCoopers LLP


Charlotte, North Carolina
November 13, 1998